Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

THERAVANCE BIOPHARMA, INC.

ZYMEWORKS INC.

and

ZYMEWORKS MERGER SUB 1

Dated as of June 28, 2026

Table of Contents

i

Exhibits

Exhibit A	Form of Contingent Value Rights Agreement

Exhibit B	Plan of Merger

Exhibit C	Financing Reorganization

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2026 (this “Agreement”), is entered into by and among Theravance Biopharma, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), Zymeworks Inc., a Delaware corporation (“Parent”), and Zymeworks Merger Sub 1, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

Recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part 16 of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Cayman Companies Act) and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of the strategic review committee of the Board of Directors consisting of independent directors (the “Strategic Review Committee”), has (a) determined that it is in the best interests of the Company and declared it advisable, to enter into this Agreement (including the Plan of Merger), (b) approved the execution, delivery and performance by the Company of this Agreement (including the Plan of Merger) and the consummation of the Merger and the other transactions contemplated hereby (subject to obtaining the Company Requisite Vote), and (c) resolved to recommend the approval and authorization of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders Meeting;

WHEREAS, (a) the respective boards of directors of Parent and Merger Sub have (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement (including the Plan of Merger) and the consummation of the Merger and the other transactions contemplated hereby and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement and (b) the board of directors of the Merger Sub resolved to recommend the approval and authorization of this Agreement, the Merger and the other transactions contemplated hereby by Parent as the sole shareholder of Merger Sub;

WHEREAS, subject to the terms and conditions of this Agreement, at the Effective Time, Parent and an agent selected by the Company and reasonably acceptable to Parent shall enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the “CVR Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

The Merger

Section 1.1             The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Registrar of Companies in the Cayman Islands and the Company shall continue as the surviving company (as defined in the Cayman Companies Act) of the Merger (the “Surviving Company”).

Section 1.2             Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely (a) by the electronic exchange of documents and signatures and filing the Plan of Merger with the Registrar of Companies of the Cayman Islands on the date that is the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3             Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Act by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit B (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Act (the time of registration of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 1.4             Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Act.

Section 1.5             Company Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name “Zymeworks Merger Sub 1” shall be amended to “Theravance Biopharma, Inc.”; (b) all references to the share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Act and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.10(b).

Section 1.6             Directors and Officers.

(a)            The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b)           The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Article II

Effect of Merger on Issued Share Capital; Merger Consideration; Exchange of Certificates

Section 2.1             Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)            Merger Consideration. Each Ordinary Share (as defined below) issued and outstanding immediately prior to the Effective Time (other than the Canceled Shares and the Dissenting Shares) shall be canceled and converted into the right to receive $17.00 per Ordinary Share in cash without interest (the “Per Share Cash Consideration”) plus one (1) contingent value right per Ordinary Share, which shall represent the right to receive the CVR Payment Amount (as such term is used in the CVR Agreement), if any, at the times and subject to the terms and conditions provided for in the CVR Agreement, in cash, without interest (each, a “CVR” and, collectively, the “CVRs” and each CVR together with the Per Share Cash Consideration, the “Per Share Merger Consideration”). At the Effective Time, all of the Ordinary Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be canceled and extinguished and shall cease to exist, and each former holder of Ordinary Shares (other than the Canceled Shares and the Dissenting Shares) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Ordinary Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II.

(b)           Cancellation and Conversion of Certain Shares. Each Ordinary Share owned by the Company as a treasury share, or by any direct or indirect subsidiary of the Company immediately before the Effective Time (collectively, the “Canceled Shares”), shall be canceled and extinguished automatically and shall cease to exist, and no consideration shall be paid for the Canceled Shares. Each Ordinary Share held by Parent or any direct or indirect subsidiary of Parent immediately prior to or at the Effective Time shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)            Dissenting Shares. Each Ordinary Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Ordinary Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Act (collectively, the “Dissenting Shares”) shall be canceled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.1(c)), and each such Dissenting Shareholder shall instead be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Act; provided that if any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the Cayman Companies Act, then in each case, as of the later of the Effective Time and the occurrence of such withdrawal or loss of right to dissent, the Dissenting Shareholder shall, in respect of its Ordinary Shares canceled at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to this Section 2.1(c) and such Ordinary Shares shall not be deemed to be Dissenting Shares. For the avoidance of doubt, and notwithstanding anything to the contrary herein, Dissenting Shares shall not be entitled to receive any CVRs.

(d)           Share Capital of Merger Sub. Immediately following the cancellation of Ordinary Shares pursuant to the terms and conditions set out in Section 2.1(a), Section 2.1(b) and Section 2.1(c) above, each ordinary share, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of the Surviving Company, and will constitute all of the issued and outstanding shares of the Surviving Company.

Section 2.2             Treatment of Company Equity Awards and Company ESPP.

(a)            Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors and/or the compensation committee thereof, as applicable, shall adopt any resolutions and take any other actions necessary to cause the Company Options, the Company RSU Awards, the Company PSU Awards to be treated in accordance with Section 2.2(b) below and the Company Share Plans to be treated in accordance with Section 2.2(c) and Section 2.2(d) below.

(b)           Treatment of Company Options, Company RSU Awards and Company PSU Awards.

(i)            Treatment of Company Options. Each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will, at the Effective Time, be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to (A) the excess, if any, of the Per Share Cash Consideration over the exercise price of such Company Option, multiplied by (B) the number of Ordinary Shares underlying such Company Option (subject to any required Tax withholdings as provided in Section 2.3(e)) plus (C) one (1) CVR for each Ordinary Share underlying such Company Option; provided that any Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Cash Consideration shall cease to be outstanding, be canceled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

(ii)           Treatment of Company RSU Awards. Each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, be canceled and automatically converted into a right to receive an amount in cash, without interest, equal to (x) the Per Share Cash Consideration multiplied by (y) the number of Ordinary Shares underlying such Company RSU Award (subject to any required Tax withholdings as provided in Section 2.3(e)) plus one (1) CVR for each Ordinary Share underlying such Company RSU Award.

(iii)          Treatment of Company PSU Awards. Each Company PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, be canceled in exchange for the right to receive an amount in cash, without interest, equal to (A) the Per Share Cash Consideration multiplied by (B) the number of Ordinary Shares set forth on Section 2.2(b)(iii) of the Company Disclosure Letter in the column titled “Outstanding/ Unreleased” with respect to such Company PSU Award that remain outstanding and unreleased as of immediately prior to the Effective Time, plus (C) one (1) CVR for each Ordinary Share underlying such Company PSU Award. All Company PSU awards outstanding as of the date hereof are set forth on Section 2.2(b)(iii) of the Company Disclosure Letter.

(iv)          Payment Procedures. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate cash amount payable to holders of Company Options, Company RSU Awards and Company PSU Awards pursuant to Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii); provided that at least three (3) Business Days prior to such deposit, the Company shall have delivered to Parent a list of all Company Equity Awards that would be outstanding as of immediately prior to the Effective Time, setting out for each such Company Equity Award, the holder thereof, the type of such Company Equity Award, the number of Ordinary Shares subject thereto, the exercise price or purchase price (as applicable) thereof, the grant date thereof, and the vesting schedule applicable to such Company Equity Award. As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that occurs more than three (3) Business Days following the Closing Date, the applicable holders of Company Options, Company RSU Awards and Company PSU Awards shall receive a cash payment from the Company or the Surviving Company or one of its subsidiaries, of all cash amounts required to be paid to such holders in respect of its Company Options, Company RSU Awards and Company PSU Awards pursuant to Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii) as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding anything herein to the contrary, (A) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the terms applicable to such Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code and (B) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 2.2.

(c)            Treatment of the Company ESPP. With respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Board of Directors shall adopt resolutions or take other actions as may be required to provide that no further Purchase Period (as defined in the Company ESPP) will commence pursuant to the Company ESPP after the date hereof. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company ESPP.

(d)            Termination of Company Share Plans. As of the Effective Time, the Company Share Plans shall be terminated and no further Company Options, Company RSU Awards, Company PSU Awards, or other rights with respect to Ordinary Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU Award, Company PSU Award or other right that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option, Company RSU Award, Company PSU Award or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2.

Section 2.3             Exchange of Certificates; Exchange Fund.

(a)            Paying Agent. Prior to the Closing, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent and reasonably acceptable to the Company to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payments required to be made pursuant to Section 2.1(a), and if applicable, the proviso set forth under Section 2.1(c). On or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds that are sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Cash Consideration pursuant to Section 2.1(a), and if applicable, the proviso set forth under Section 2.1(c) in trust for the benefit of the relevant holders of the Ordinary Shares (other than the Canceled Shares and the Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”). The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).  For the avoidance of doubt, Parent shall not be required to cause to be deposited any funds related to any CVR with the Paying Agent or the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b)           Exchange Procedures.

(i)            Transmittal Materials. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent and the Surviving Company shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Ordinary Shares, if any (“Certificates”), and each former holder of record of Ordinary Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than the Canceled Shares and the Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of Certificates or exchange of Book-Entry Shares, as applicable, for the aggregate Per Share Merger Consideration.

(ii)           Certificates. Upon surrender of Certificates to the Paying Agent, (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more Certificates, if any (other than holders of Canceled Shares and Dissenting Shares), shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Ordinary Shares represented by such surrendered Certificates by (B) the Per Share Merger Consideration, plus one (1) CVR per Ordinary Share represented by such surrendered Certificates and the Certificates so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates to the Paying Agent. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue a check in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of the number of Ordinary Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.1(a).

(iii)          Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Canceled Shares and Dissenting Shares) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Ordinary Shares represented by such Book-Entry Shares by (B) the Per Share Cash Consideration plus one (1) CVR per Ordinary Share represented by such Book-Entry Shares. No interest will be paid or accrued on any amount payable upon due receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested.

(iv)          Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Ordinary Shares that has not been registered in the register of members of the Company or if payment of the aggregate Per Share Merger Consideration is to be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates, as applicable, formerly representing such Ordinary Shares is properly presented to the Paying Agent accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(c)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Ordinary Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand. Any holder of Certificates or Book-Entry Shares (in each case, other than Canceled Shares) who has not theretofore complied with this Section 2.3 shall thereafter be entitled to look to the Surviving Company for payment of the relevant aggregate Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or delivery of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), without any interest thereon and the Surviving Company, subject to the following sentence, shall remain liable for payment of such holder’s claim for the relevant aggregate Per Share Merger Consideration payable upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or due receipt by the Surviving Company of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Company, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Ordinary Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims of interest of any Person previously entitled thereto.

(d)            Transfers. From and after the Effective Time, the register of members of the Company shall be closed, and there shall be no transfers on the register of members of the Surviving Company of the Ordinary Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Company, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Section 2.3, it shall be canceled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(e)). The relevant aggregate Per Share Merger Consideration paid upon surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Ordinary Shares formerly represented by such Certificates (or affidavits) or Book-Entry Shares, as applicable.

(e)            Withholding Rights. Notwithstanding anything herein to the contrary, each of the Paying Agent, Parent, the Surviving Company and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent, the Surviving Company or such other applicable withholding agent, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, the Surviving Company or such other applicable withholding agent, as the case may be.

(f)            Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Ordinary Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Surviving Company, as applicable, of their current contact details. A holder of Ordinary Shares will be deemed to be untraceable if (i) such Person has no registered address in the register of members maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Person by the Company, in respect of such dividend either (x) has been sent to such Person and has been returned undelivered or has not been cashed or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Ordinary Shares who are untraceable should be returned to the Surviving Company on-demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Ordinary Shares who are untraceable. Dissenting Shareholders and holders of Ordinary Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

Section 2.4             Dissenting Shares. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, any attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to Section 238 of the Cayman Companies Act and received by the Company relating to its shareholders’ exercise of Dissenter Rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of Dissenter Rights under the Cayman Companies Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle or settle any such Dissenter Rights or any demands or approve any withdrawal of any such Dissenter Rights or demands.

Section 2.5             Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Ordinary Shares or securities convertible or exchangeable into or exercisable for Ordinary Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Ordinary Shares or securities of a different class as a result of a reclassification, share split (including a reverse share split), combination, share dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Ordinary Shares or Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Article III

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC since the Applicable Date, or (ii) as set forth on the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 3.1             Organization and Qualification; Subsidiaries.

(a)            The Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Section 3.1(b) of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (ii) the jurisdiction of organization of each such subsidiary. Each of the Company’s subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2             Memorandum and Articles of Association; Organizational Documents. A correct and complete copy of the memorandum and articles of association of the Company, as amended to date and as currently in effect (the “Memorandum and Articles of Association”) is on file with the SEC and each as so disclosed is in full force and effect. The Memorandum and Articles of Association and the organizational documents, as applicable, of each Company subsidiary is in full force and effect except in each case where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3             Capitalization.

(a)            The authorized share capital of the Company is $2,002.30 divided into (i) 200,000,000 ordinary shares, par value $0.00001 per share (the “Ordinary Shares”) and (ii) 230,000 preferred shares, par value $0.00001 per share (the “Preferred Shares”). As of June 23, 2026:

(i)            51,828,254 Ordinary Shares (which does not include treasury shares of the Company set forth in Section 3.3(a)(ii)) are issued and outstanding;

(ii)           0 Ordinary Shares are held by the Company in its treasury (which are not included in the number of issued and outstanding Ordinary Shares set forth in Section 3.3(a)(i));

(iii)          no Preferred Shares are issued and outstanding;

(iv)          2,065,699 Ordinary Shares are issuable upon vesting of outstanding Company RSU Awards;

(v)          283,396 Ordinary Shares are issuable upon vesting of outstanding Company PSU Awards (assuming maximum performance); and

(vi)          1,834,078 Ordinary Shares are issuable in respect of Company Options.

(b)            Section 3.3(b) of the Company Disclosure Letter sets forth, as of June 23, 2026, a complete and correct list of each outstanding Company Equity Award, including, with respect to each outstanding Company Equity Award (as applicable), the employee identification number of the grantee, the award type, the number of Ordinary Shares subject to such Company Equity Award at grant, the number of Ordinary Shares subject to the portion of such Company Equity Award that remains outstanding as of the date of this Agreement (assuming maximum performance for Company PSU Awards) and the exercise price per Ordinary Share.

(c)            Except as set forth in Section 3.3(a) and Section 3.3(b) hereof and except as issued after the date of this Agreement in compliance with Section 5.1(b)(iii) or Section 5.1(b)(xii), (i) there are not outstanding or authorized any (A) shares or other voting securities of the Company or its subsidiaries, (B) securities of the Company or its subsidiaries convertible into, exercisable for, or exchangeable for shares, voting securities or equity interests of the Company or its subsidiaries, (C) subscriptions, options, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any issued or unissued shares, voting securities, equity interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares, voting securities or equity interests of the Company or its subsidiaries, (D) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exercisable for, or exchangeable for shares, voting securities or equity interests of the Company or any of its subsidiaries having the right to vote) on any matters on which shareholders of the Company may vote, or (E) securities or rights issued by the Company or its subsidiaries, in each case, that are derivative of, or provide economic benefit based on the value of, shares, voting securities or equity interests of the Company or its subsidiaries (the foregoing securities in clauses (A) through (E), the “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any Company Securities or (y) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. As of the date of this Agreement, all outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. No subsidiary of the Company owns any shares or other equity securities of the Company. Each of the outstanding shares or other equity interests of each of the Company’s subsidiaries that is owned by the Company or a subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and is owned free and clear of all Liens (except for Permitted Liens), except for such transfer restrictions of general applicability arising under the Securities Act or other applicable Laws. There is no Purchase Period underway under the Company ESPP as of the date hereof.

Section 3.4             Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company’s shareholders by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the Ordinary Shares present and voting in person or by proxy as a single class at the Shareholders Meeting (the “Company Requisite Vote”) and the filing of the Plan of Merger (along with any other documents required by the Cayman Companies Act) with the Registrar of Companies pursuant to the Cayman Companies Act. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The Board of Directors, at a duly called and held meeting, upon the recommendation of the Strategic Review Committee, has (i) determined that it is in the best interests of the Company and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (subject to obtaining the Company Requisite Vote), (iii) resolved to recommend the approval of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders Meeting (the “Recommendation”) and (iv) directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the shareholders of the Company at the Shareholders Meeting for their approval.

Section 3.5             No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not, (i) assuming that the Company Requisite Vote has been obtained, breach, violate or conflict with the Memorandum and Articles of Association or other equivalent organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, violate any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a material benefit under, or give rise to any right of termination, cancellation or acceleration of under any of the terms or conditions of any Material Contract or (iv) result in the creation of any Lien upon any of the material assets or material properties of the Company and its subsidiaries (other than Permitted Liens), except, in the case of the preceding clauses (ii) through (iv), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, administrative, judicial or regulatory (including stock exchange) authority, agency, court, arbitral body (public or private), commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the filing with the SEC of the Proxy Statement and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the Nasdaq Global Market, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Act, (iv) the Required Regulatory Approvals, (v) those that may be required solely by reason of Parent’s (as opposed to any other Person’s) participation in the Merger and the other transactions contemplated by this Agreement and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6             Compliance.

(a)            Except as set forth in Section 3.6 of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries are not, and since the Applicable Date have not been, in violation of, and are, and since the Applicable Date have been, in compliance with all Laws applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties; and (ii) none of the Company and its subsidiaries is in default, breach or violation of any Law applicable to it, or by which any of its properties or assets is bound. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 3.6 of the Company Disclosure Letter, the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as presently being conducted, owned, leased or operated (“Licenses”), and all Licenses are effective and passed their respective annual inspection (as applicable) in accordance with applicable Laws and no suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened. None of the Company or its subsidiaries has received any written notice or communication from any Governmental Entity of any non-compliance with any applicable Laws that has not been cured, except for such non-compliance the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, none of the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their respective Representatives, in the course of their actions for or on behalf of the Company or any of its subsidiaries, is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010 or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws by the Company and its subsidiaries. Since the Applicable Date, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, received from any Governmental Entity any written notice or inquiry, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit, concerning any non-compliance with any applicable Anti-Corruption Laws.

(c)           Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, nor, to the knowledge of the Company, any of their respective employees or agents acting on behalf of the Company, is currently, or has since the Applicable Date been: (A) a Sanctioned Person, or (B) in violation in any material respect of any applicable Sanctions.

Section 3.7             SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)            The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed by it with, or furnished by it to, the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2024 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing, (i) each SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing and (ii) no SEC Report so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The audited consolidated financial statements of the Company (including all notes thereto) included in each of the Company’s Annual Reports on Form 10-K filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for normal year-end adjustments and the absence of footnote disclosures as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments as permitted by GAAP).

(c)            The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs 1.1 and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, there has not been (i) any “material weakness” and “significant deficiency” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting or (ii) any fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)            Except as set forth in the consolidated financial statements of the Company and its subsidiaries (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2026, and except for (i) liabilities or obligations incurred in the ordinary course of business since the Applicable Date; (ii) liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

Section 3.8             Contracts.

(a)            Except (i) for this Agreement, (ii) for the Company Share Plans or any other Company Plans, (iii) as filed as exhibits to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, and (iv) required to be set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any Contract currently in effect that:

(i)            (A) contains covenants that materially restrict the right of the Company or any of its subsidiaries, to compete with any Person, in any line of business, in each case in any geographic area; (B) grants “most-favored nation” status to a Person that would be material to the Company and its subsidiaries, taken as a whole; or (C) contains an exclusivity provision (other than exclusive licenses) that would be material to the Company and its subsidiaries, taken as a whole;

(ii)           other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned subsidiaries, is with respect to a joint venture or partnership agreement or arrangement;

(iii)          is for the purchase or sale of any shares or securities of, or other equity interests in, the Company or any of its subsidiaries;

(iv)          is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any material indebtedness of the Company or any of its subsidiaries is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(v)           with respect to any acquisition or disposition of ownership of any business (including share capital or other equity interest in another Person) outside the ordinary course and for aggregate consideration under such context in excess of $250,000, whether by merger, sale of shares, sale of assets or otherwise, pursuant to which any indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations of the Company or any of its subsidiaries remains outstanding and that are material to the Company and its subsidiaries, taken as a whole;

(vi)          is a final and binding settlement or similar Contract with any Governmental Entity pursuant to which the Company or any of its subsidiaries has continuing obligations that materially restrict the operations of the Company and its subsidiaries, taken as a whole, or that involves an outstanding payment obligation by the Company to any Governmental Entity;

(vii)         is a final and binding settlement or other resolution of any suit, action, or proceeding that has continuing material obligations, liabilities or restrictions on the Company or any of its subsidiaries or involves an outstanding payment obligation by the Company or any of its subsidiaries of more than $250,000;

(viii)        grants a Lien (other than a Permitted Lien) over the material property or assets of the Company or its subsidiaries, taken as a whole;

(ix)           is a collective bargaining Contract or other Contract with any labor union, works council or labor organization representing any employee of the Company or any of its subsidiaries (each, a “CBA”);

(x)           requires the Company or any of its subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries);

(xi)          other than Contracts between the Company and one or more of its wholly owned subsidiaries or customary confidentiality or non-disclosure agreements or proprietary or confidential information assignment agreements, is a Contract with an Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Ordinary Shares, or any of their immediate family members, or, to the knowledge of the Company, any of their Affiliates (other than the Company);

(xii)         is a Contract under which payments to the Company and its subsidiaries exceeded $200,000 in calendar year 2025 or are reasonably likely to exceed $200,000 in calendar year 2026;

(xiii)        is a Contract for capital expenditures which requires future payments in excess of $150,000;

(xiv)        is a Contract that requires the Company, or any successor to, or acquirer of, Company, to make any payment to another Person as a result of a change of control of such Company (a “Change in Control Payment”) or gives another Person a right to receive or elect to receive a Change in Control Payment;

(xv)         is a Contract providing for (A) profit sharing with a third party or (B) the sale, transfer, assignment or any other disposition to a third party of the right to receive royalties, profit share or revenues, in each case, that is material to the business of the Company and its subsidiaries, taken as a whole;

(xvi)        pursuant to which a license or any similar right is granted under any material Intellectual Property by or to the Company or any of its subsidiaries, excluding (A) intercompany agreements, (B) agreements between the Company or any of its subsidiaries and its or their employees, contractors or consultants, (C) non-disclosure agreements, clinical trial agreements, supply agreements, materials transfer agreements, (D) Off-the-Shelf Software Licenses, and (E) other Contracts in which the grant of rights to use Intellectual Property is incidental and not material to performance under any such Contract; or

(xvii)       is a Contract among the Company or any of its subsidiaries and Viatris, Inc. or any Affiliate of Viatris, Inc. or any other Person, that primarily relates to Yupelri and is material to the business of the Company and its subsidiaries, taken as a whole (collectively, the “Yupelri Agreements”).

(b)            Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries as parties thereto and, to the knowledge of the Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, (ii) other than with respect to any Yupelri Agreement, for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) with respect to the Yupelri Agreements, for such failures to be valid and binding or to be in full force and effect that, in the aggregate, would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. To the knowledge of the Company, (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract of a claim of material default or termination under such Material Contract and (y) there is no material breach or material default under any Material Contract by the Company or any of its subsidiaries, or, to the knowledge of the Company, by any other party thereto.

Section 3.9             Absence of Certain Changes or Events. Since December 31, 2025, through the date of this Agreement, (a) except as contemplated by this Agreement, (i) the business of the Company and its subsidiaries has been conducted in all material respects in the ordinary course of business (except for matters relating to the transactions contemplated hereby and this Agreement and discussions, negotiations and transactions related thereto) and (ii) there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(viii), Section 5.1(b)(xvii) or Section 5.1(b)(xxii) (to the extent relating to the foregoing clauses); (b) there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) the Company and its subsidiaries have not breached the Yupelri Agreements in a manner that would be reasonably expected to be material and adverse to the Company and its subsidiaries’ rights under the Yupelri Agreements, taken as a whole (collectively, the “Yupelri Rights”).

Section 3.10           Absence of Litigation. As of the date hereof, except as set forth in Section 3.10 of the Company Disclosure Letter, there is no litigation, suit, claim, charge, action, proceeding, arbitration or, to the knowledge of the Company, investigation, before any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11           Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan, except for any employment agreements, offer letters, compensatory agreements or consultancy agreements for Company Service Providers (as defined below) that are, in all material respects, consistent with a standard form previously made available to Parent. A “Company Plan” is an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA) and each other plan, policy, program, or arrangement providing employment, compensation or benefits (i) to any current or former director, officer, employee or individual contractor or service provider (collectively, the “Company Service Providers”), including bonus plans, employment, severance, employee loan, fringe benefits, change in control, retention, transaction or similar bonuses, incentive equity or equity-based compensation or deferred compensation arrangements, medical, retiree medical, hospitalization, vision, dental or other health plans, disability, life insurance, retirement, pension plans and (ii) that is contributed to, sponsored or maintained by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any current or contingent obligation or liability, in each case, other than a plan, policy, program, or arrangement which is required to be provided to Company Service Providers pursuant to applicable Law.

(b)            With respect to each material Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable, a true, current and complete copy of: (i) the most recent plan document (including all amendments thereto) (or in the event of no written plan, agreement, arrangement, program or policy, a description of the material terms thereof); (ii) Forms 5500, with schedule attached, filed for the three (3) most recent plan years; (iii) the most recent summary plan description, together with any subsequent summaries of material modifications; (iv) the most recently prepared actuarial reports and financial statements; (v) a copy of the most recent determination, opinion or advisory letter from the United States Internal Revenue Service, if any; (vi) nondiscrimination testing reports for the three (3) most recently complete plan years; (vii) all material, non-routine correspondence with any Governmental Entity during the preceding three (3) years; and (viii) any related trust agreement or other funding instrument.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, and (ii) with respect to each Company Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a current determination, advisory or opinion letter to that effect from the United States Internal Revenue Service.

(d)            Except as set forth in Section 3.11(d) of the Company Disclosure Letter, no Company Plan provides for post-employment medical, disability, life insurance or other welfare benefits to Company Service Providers following their termination of employment or service, except to the extent required by applicable Laws.

(e)            No Company Plan is, and none of the Company or its subsidiaries has, any liability or obligation with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f)            Except as set forth in Section 3.11(f) of the Company Disclosure Letter or except as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Company Service Providers to any payment or benefit or increase of compensation or benefit (including any change of control, bonus, retention or severance pay) by the Company or its subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits by the Company or its subsidiaries, or (iii) result in any benefit, payment or series of payments that may reasonably constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Person.

Section 3.12           Labor and Employment Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)            Neither the Company nor any of its subsidiaries is a party to or bound by any CBA, no employee of the Company or any of its subsidiaries is represented by any labor union, works council or other labor organization with respect to employment with the Company or any of its subsidiaries, and no CBA is being negotiated by the Company or any of its subsidiaries. There are no, and since the Applicable Date, there have not been any, strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. There are no, and since the Applicable Date, there have not been any (i) material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any labor relations tribunal or authority or (ii) to the knowledge of the Company, union organizing efforts by any employee of the Company or any of its subsidiaries.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws relating to labor and employment, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants), social security payments and housing fund contribution, mandatory provident fund or other statutory pension contribution, immigration, discrimination, disability rights, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, and unemployment insurance.

(c)            None of the Company or its subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its subsidiaries that involves allegations relating to sexual harassment or discrimination by either (i) an officer of the Company or its subsidiaries or (ii) an employee of the Company or its subsidiaries at the level of vice president or above. To the knowledge of the Company, since the Applicable Date, no allegations of sexual harassment or discrimination have been made against (i) any officer of the Company or its subsidiaries or (ii) any employee of the Company or its subsidiaries at the level of vice president or above.

Section 3.13           Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries that are material to the Company and its subsidiaries, individually or taken as a whole, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is commercially reasonable in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.14           Properties.

(a)            Neither the Company nor any of its subsidiaries owns any Owned Real Property.

(b)            Section 3.14(b)(i) of the Company Disclosure Letter sets forth the address of each Leased Real Property. The Company has made available to Parent true and complete copies of all Leases under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Leased Real Property (and all modifications, amendments and supplements thereto, the “Material Leases”). Except as set forth in Section 3.14(b)(ii) of the Company Disclosure Letter, (A) each of the Company and its subsidiaries has a good and valid leasehold or subleasehold interest in each relevant parcel of the Leased Real Property, free and clear of all Liens, except for Permitted Liens; (B) each Material Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception; (C) neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (D) neither the Company nor any of its subsidiaries have collaterally assigned or granted any other security interest in such Material Lease or any interest therein; and (E) neither the Company nor any of its applicable subsidiaries is in breach or violation of, or default under any Material Lease and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

(c)            As of the date of this Agreement, no party to any Material Lease has given written notice to the Company or any of its subsidiaries of, or made a written claim against the Company or any such subsidiary with respect to, any breach or default thereunder. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding Order, and, to the knowledge of the Company, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have good title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except for Permitted Liens.

Section 3.15           Tax Matters.

(a)            The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all material Taxes and, except as would not (individually or in the aggregate) be material, have withheld all Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (C) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver or extension has not yet expired.

(b)            No Tax audits, examinations, investigations or other proceedings with respect to material Taxes of or with respect to the Company or any of its subsidiaries are currently pending and neither the Company nor any of its subsidiaries has received a written notice from a Tax authority of an upcoming audit, examination, investigation or other proceeding with respect to material Taxes.

(c)            There are no Liens on any of the material assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding.

(d)            Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Tax Law.

(e)            Neither the Company nor any of its subsidiaries (A) is a party to any combined, unitary, consolidated or similar tax group (other than a group the common parent of which was the Company), or has any liability for the Taxes of any Person (other than the Company or its subsidiaries) as a transferee or successor, in each case pursuant to which it will have any obligation to make any payments after the Closing, or (B) is a party to or bound by (x) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes, or (y) any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax, or any agreement among or between only the Company or any of its subsidiaries).

(f)            Within the past three years, there has not been any material change in the nature or conduct of, the trade carried on by TBIL (within the meaning of Section 401 of the Taxes Consolidation Act 1997) and the scale of the activities in its trade have not become small or negligible (within the meaning of Section 401 of the Taxes Consolidation Act 1997); provided that this representation shall not apply in respect of any actions taken as part of or in connection with the Financing Reorganization.

(g)            No redacted sections of any minutes of meetings of the board of directors of TBIL or of the Company made available to Parent contain any information that is pertinent or relevant to the consideration of whether there has been any material change in the nature or conduct of, the trade carried on by TBIL (within the meaning of Section 401 of the Taxes Consolidation Act 1997) or whether the scale of the activities in TBIL’s trade have become small or negligible (within the meaning of Section 401 of the Taxes Consolidation Act 1997).

(h)            On or before the date hereof, a duly constituted meeting of the Board of Directors was convened at which the Board of Directors approved, authorized and otherwise resolved to ensure that TBIL has the necessary funding for it to continue research and development in relation to potential future pathways for Ampreloxetine, and such resolution has not been amended, superseded or revoked or rescinded and are in full force and effect and a true, current and complete copy of a secretary’s certificate certifying that the Board of Directors has approved, authorized and otherwise resolved the forgoing has been provided to Parent.

(i)             On or before the date hereof, a duly constituted meeting of the board of directors of TBIL was convened at which the board of directors of TBIL noted that the Board of Directors had approved, authorized and otherwise resolved to ensure that TBIL would have the necessary funding for it to continue research and development in relation to potential future pathways for Ampreloxetine and the board of directors of TBIL approved, authorized and otherwise resolved to: (i) extend the retention period for three employees of TBIL who were otherwise due to cease employment on September 15, 2026, such that their employment would instead cease on or after November 15, 2026; and (ii) execute a license arrangement for TBIL in respect of appropriate office space in Ireland, which resolutions have not been amended, superseded or revoked or rescinded and are in full force and effect and a true, current and complete copy of the board minutes of such meeting have been provided to Parent.

(j)             TBIL has entered into written agreements with three employees of TBIL who were otherwise due to cease employment with TBIL on September 15, 2026, pursuant to which TBIL and each such employee agreed to extend the period of their employment with TBIL until November 15, 2026, such written agreements have not been amended, varied, or terminated, are legally binding and continue in full force and effect and a true and complete copy of each such written agreement has been made available to Parent.

(k)            No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l)             During the two-year period ending on the date hereof, none of the Company or any of its subsidiaries was either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder (or any similar or analogous provision of state, local, or non-U.S. Tax Law).

(m)           For purposes of this Agreement:

(i)            “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(ii)           “Tax Law” means any Law relating to Taxes; and

(iii)          “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed with a Tax authority.

Section 3.16           Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of meeting and form of proxy the “Proxy Statement”), on the date it and any amendment or supplements thereto are filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made or incorporated by reference in any of the foregoing documents based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.17           Intellectual Property.

(a)            Section 3.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Registered Intellectual Property that is owned (or purported to be owned) by the Company or any of its subsidiaries (collectively, the “Company Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its wholly owned subsidiaries solely and exclusively owns all right, title, and interest in and to all Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have valid and enforceable rights to use all Intellectual Property used by the Company or its subsidiaries in the conduct of the businesses of the Company and its subsidiaries as currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, dilution, misappropriation or other violation of Intellectual Property.

(c)          Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, the Company and its subsidiaries have not infringed, diluted, misappropriated or otherwise violated any valid and enforceable Intellectual Property of any third party; and (ii) no such Actions have been pending, or to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries.

(d)          Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, no Company Intellectual Property has been infringed, diluted, misappropriated or otherwise violated by any third party; and (ii) no such Actions have been pending, or to the knowledge of the Company, threatened in writing by the Company or any of its subsidiaries.

(e)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is subject to any Order with respect to any Company Intellectual Property; and (ii) all Company Registered Intellectual Property is subsisting, and to the knowledge of the Company, excluding applications related thereto, valid and enforceable.

(f)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, (i) the Company and its subsidiaries have taken commercially reasonable steps to protect and maintain (including protecting the confidentiality of) trade secrets and other confidential information included in the Company Intellectual Property and any other material confidential information owned by any third Person to whom the Company has a confidentiality obligation; and (ii) to the knowledge of the Company, no such trade secret or confidential information has been disclosed to any Person in a manner that resulted in the loss of trade secret rights in such information.

(g)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Systems operate in a manner that permits the Company and its subsidiaries to conduct their respective businesses as currently conducted; (ii) the Company takes commercially reasonable actions to protect the confidentiality, integrity and security of the Company Systems against any unauthorized use, access, interruption, modification or corruption, and the Company and its subsidiaries maintain commercially reasonable disaster recovery plans, procedures and facilities sufficient for their businesses; and (iii) to the knowledge of the Company, since the Applicable Date, there has been no unauthorized use or, access or security breaches, or, interruption, modification, loss or corruption of any Company System.

(h)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all Data Privacy Requirements; and (ii) since the Applicable Date, no demands or notices in writing have been received by, and no Actions have been made (or to the knowledge of the Company threatened in writing) against, the Company or its subsidiaries alleging a violation of any of the Data Privacy Requirements, and, to the knowledge of the Company, none of the Company or its subsidiaries have been subject to any investigations with regard to violation of any of the Data Privacy Requirements.

(i)          Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.17 and Section 3.8(a)(xii) are the only representations and warranties being made by the Company in this Agreement with respect to Intellectual Property, Data Privacy Requirements and Company Systems.

Section 3.18          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its subsidiaries are and have since the Applicable Date, in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining, and complying with all material Licenses required under such applicable Environmental Laws, and all such material Licenses are in full force and effect; (ii) neither the Company nor any of its subsidiaries has received written notice of any actual or alleged violation of or liability (contingent or otherwise) under any Environmental Law; and (iii) no property currently owned or operated by the Company or any of its subsidiaries has been contaminated with or is releasing any Hazardous Materials in a manner that gives rise to a liability (contingent or otherwise) of the Company or any of its subsidiaries under any Environmental Law.

Section 3.19          Opinion of Financial Advisor. Lazard & Freres, LLC (the “Financial Advisor”) rendered its oral opinion to the Board of Directors and subsequently confirmed by delivery of a written opinion to the effect that, as of the date of this Agreement, and based upon and subject to the assumptions, limitations and qualifications set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Canceled Shares and Dissenting Shares) pursuant to this Agreement and the CVR Agreement is fair from a financial point of view to such holders.

Section 3.20          Brokers. Other than the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries and to which Parent would be bound upon and following the Closing.

Section 3.21          Anti-takeover Provisions. There are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other similar forms of anti-takeover statutes, or “poison pills,” “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of the Company, or similar provisions under the organizational documents of the Company and its subsidiaries (including the documents set forth in, or required to be set forth in, Section 3.21 of the Company Disclosure Letter, collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or other transactions contemplated hereby. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other transactions contemplated hereby from any Takeover Statute applicable to this Agreement, the Merger or other transactions contemplated hereby.

Section 3.22          No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other representation or warranty of any kind whatsoever, whether express or implied, at law or in equity, with respect to the Company or with respect to any other information provided to Parent or Merger Sub, and the Company expressly disclaims any such other express or implied such other representations or warranties.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1          Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the memorandum and articles of association or other governing instruments of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date hereof.

Section 4.2          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute, deliver and perform its obligations under, this Agreement, the CVR Agreement, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and Merger Sub, as applicable, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action of each of Parent and Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement or the CVR Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby or thereby (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Act). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The CVR Agreement when executed by Parent, assuming the due authorization, execution and delivery hereof by the Rights Agent, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance of this Agreement and the CVR Agreement by Parent and Merger Sub, as applicable, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not (i) breach, violate or conflict with the memorandum and articles of association or other equivalent organizational or governing documents of each of Parent and Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (a) below have been obtained, and all filings described in such clauses have been made, violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound, (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, or acceleration of, under any of the terms or conditions of any Contract to which Parent, Merger Sub or any of their Affiliates is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the material assets or material properties of the Parent or Merger Sub (other than Permitted Liens), or any Affiliate thereof, except, in the case of the preceding clauses (ii) through this clause (iv), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and Merger Sub, as applicable, and the consummation of the Merger and the other transactions contemplated hereby and thereby by each of Parent and Merger Sub, as applicable, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, including the filing with the SEC of the Proxy Statement and the filing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the Nasdaq Global Market, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Act, (iv) the Required Regulatory Approvals, (v) those that may be required solely by reason of Parent’s (as opposed to any other Person’s) participation in the Merger and the other transactions contemplated by this Agreement and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4          Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub or any of their respective assets or properties, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Merger Sub and any of their respective properties or assets is subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5          Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder, and in connection with the Merger and the other transactions contemplated hereby.

Section 4.6          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

Section 4.7          Financing.

(a)          Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated on or prior to the date hereof, between Merger Sub and the Financing Sources party thereto (including all exhibits, schedules, and annexes thereto) redacted, in the case of the term sheet attached thereto, solely with respect to the amounts and percentages of the fees and other economic terms that are customarily redacted in connection with similar financings; provided that none of the conditions precedent to funding, termination provisions or any provisions relating to or affecting the amount of the Financing shall be redacted (as may be amended, supplemented or modified in accordance with Section 6.11, collectively, the “Financing Commitments”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees, costs and expenses. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent, Merger Sub and, to the knowledge of Parent, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception. There are no fee letters associated with the Financing Commitments that are being executed on the date hereof.

(b)          None of the Financing Commitments has been amended or modified prior to the date of this Agreement. As of the date of this Agreement, to the knowledge of Parent, no such amendment or modification is contemplated save for any amendment, supplement or modification of the Financing Commitments which is or will be made in compliance with Section 6.11, and the obligations and commitments contained in the Financing Commitments have not been withdrawn, terminated, reduced or rescinded in any respect and no such withdrawal, termination, reduction or rescission is contemplated. Parent or Merger Sub has paid or caused to be paid any and all fees that are due and payable on or prior to the date of this Agreement pursuant to the terms and conditions of the Financing Commitments and will pay or cause to be paid when due all other fees arising thereunder as and when they become due and payable pursuant to the terms and conditions of the Financing Commitments.

(c)          Other than the Financing Commitments, there are no side letters or other Contracts, agreements, arrangements or understandings of any kind (written or oral) to which Parent or Merger Sub is a party that adversely impact the availability or funding of the Financing or imposes additional conditions to, or terminates, modifies, amends or expands the conditions to, the availability or amount of funding of the Financing or the transactions contemplated hereby. There are no conditions precedent or other contingencies related to the availability or funding of Financing other than as expressly set forth in the Financing Commitments.

(d)          As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, no event has occurred which, with or without notice, lapse of time or both, (i) would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Financing Commitments or (ii) would or would reasonably be expected to (A) result in any of the conditions in the Financing Commitments not being satisfied on a timely basis or (B) prevent or delay Parent’s or Merger Sub’s ability to obtain the Financing or consummate the transactions contemplated hereunder. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent and Merger Sub have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available to Parent or Merger Sub on the Closing Date and no Financing Source has notified Parent or Merger Sub of its intention to terminate the Financing Commitments or not to provide all or any portion of the Financing. The Financing, when funded in accordance with the Financing Commitments as of the Closing Date, together with other sources of funds immediately available to Parent and Merger Sub, shall provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of their respective obligations under this Agreement, the other Transaction Documents and the Financing Commitments, including, without limitation, to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II and (ii) pay any and all fees and expenses required to be paid by the Parent, Merger Sub and the Surviving Company in connection with the Merger, the other transactions contemplated by this Agreement and the Financing.

(e)          Each of Parent and Merger Sub acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Sub to consummate the transactions contemplated hereby.

Section 4.8          Ownership of Shares. As of the date of this Agreement, neither of Parent and Merger Sub beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Ordinary Shares or any other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any option, warrants or other rights to acquire or vote any Ordinary Shares or any other securities of the Company, or to acquire any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.9          Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) the representations and warranties of the Company in Article III are true and correct, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing or any Alternative Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Company or its subsidiaries which become due or payable by the Surviving Company and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, Parent and its subsidiaries (including the Surviving Company and its subsidiaries), on a consolidated basis, will not be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature, in each case, on a consolidated basis).

Section 4.10          Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, on the date it (and any amendment or supplement thereto) is filed with the SEC, at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.11          Non-Reliance on Company Estimates. Except as expressly addressed or included in the representations or warranties made by the Company in Article III, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person makes, and that neither Parent nor Merger Sub has relied upon, any representation or warranty with respect to forecasts, budgets, projections or estimates (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such forecasts, budgets, projections or estimates) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

Section 4.12          Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that it has relied solely on the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives, except for the representations and warranties of the Company set forth in Article III.

Section 4.13          No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered by Parent or Merger Sub in connection with this Agreement, none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any representation or warranty, whether express or implied, at law or in equity, with respect to Parent or Merger Sub, and Parent and Merger Sub expressly disclaims any such other express or implied such other representations or warranties.

Article V

Conduct of Business Pending the Merger

Section 5.1          Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as expressly permitted or required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws, as Parent shall otherwise request or consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its subsidiaries to use its and their commercially reasonable efforts to (x) conduct its and their respective businesses in the ordinary course of business in all material respects and (y) preserve substantially intact the business organization and material business relationships (including with the existing key customers, suppliers and employees) of the Company and its subsidiaries’, taken as a whole, and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i)          (A) amend, adopt any amendment to or otherwise change its Memorandum and Articles of Association or equivalent organization documents or (B) enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(ii)          make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof, in each case, except for (w) purchases of inventory and other assets in the ordinary course of business, (x) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof, (y) acquisitions or investments in a single transaction or series of related transactions, or (z) investments in any wholly owned subsidiaries of the Company;

(iii)          issue, sell, grant, authorize, pledge, encumber or dispose of any Company Securities, except for (A) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company or (B) any issuance, sale, grant, authorization, pledge, encumbrance or disposition pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof in accordance with their terms as of the date hereof;

(iv)          reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any Company Securities other than (A) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of Company Equity Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards in accordance with their terms on the date hereof, (B) the withholding of Ordinary Shares to satisfy Tax obligations with respect to Company Equity Awards in accordance with their terms on the date hereof, (C) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of Company Equity Awards in accordance with their terms on the date hereof, or (D) purchase, transfer or other disposal between or among the Company and its wholly owned subsidiaries;

(v)          make any loans, advances, capital contributions to, or other investments in, any Person (other than the Company or any of its wholly owned subsidiaries);

(vi)          sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise), or subject to any Lien (other than Permitted Liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any assets, rights or properties (excluding Intellectual Property) of the Company and its subsidiaries other than (A) sales or dispositions of inventory in the ordinary course of business, (B) pursuant to existing Contracts in effect as of the date hereof, (C) between or among the Company and its wholly owned subsidiaries, (D) with respect to tangible assets, with a value of less than $100,000 in a single transaction or series of related transactions or (E) sales or dispositions of obsolete equipment;

(vii)          (A) sell, transfer, license, assign, abandon, subject to any Lien (other than Permitted Liens), permit to lapse or expire, fail to maintain or protect or otherwise dispose of any Company Intellectual Property, other than (x) expiration of any Patent at the end of its maximum statutory term, (y) non-exclusive licenses granted in the ordinary course of business consistent with past practice or (z) with respect to any Intellectual Property related to the CVR Product (as defined in the CVR Agreement), (B) disclose any trade secret or material confidential information to any third Person other than in the ordinary course of business consistent with past practice, and subject to reasonable confidentiality obligations, (C) purchase, acquire, procure, exclusively license, or otherwise obtain any rights or interest in or to any Intellectual Property from any third Person (other than Off-the-Shelf Software Licenses or customary non-exclusive licenses granted in the ordinary course of business and reasonably required in the ordinary course of business) or (D) make any material change to the Company’s privacy or security practices (including any policies with respect thereto) unless required by applicable Law;

(viii)          declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(ix)          authorize or make any capital expenditures which are, in the aggregate, in excess of $50,000, other than capital expenditures necessary to maintain assets in good repair and not exceeding $50,000 individually or in the aggregate;

(x)          enter into any Contract that would have been a Material Contract of the type set forth in clause (i), (ii), (v), (vi), (xi) or (xvii) of Section 3.8(a) if it had been in effect as of the date hereof, or adversely and materially modify or amend, or initiate any termination of any Material Contract;

(xi)          except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, (A) incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money, or (B) assume, guarantee or endorse the obligations of any Person (other than a wholly owned subsidiary of the Company);

(xii)          except as required by the terms of any Company Plan as in effect on the date hereof, (A) increase the compensation or benefits of, or grant any new compensation (including, without limitation, incentive compensation) or benefits to, any current or former Company Service Providers, (B) establish, adopt, enter into, amend, modify or terminate any Company Plan (or any other plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect as of the date hereof), except in connection with Section 5.1(b)(xii)(D), (C) loan or advance any money or any other property to any current or former Company Service Providers, (D) hire any employee or other individual service provider (other than the ordinary course hiring of individuals to replace employees at the level of Senior Director or below who have voluntarily separated from the Company or any of its subsidiaries, with compensation and benefits not to exceed those of the employee being replaced), or (E) accelerate the vesting, exercisability, funding or payment of any compensation, or benefits under, any Company Plan;

(xiii)          (A) negotiate, modify, extend, amend, terminate or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its subsidiaries;

(xiv)          implement or announce any reduction in force, employee layoff, location closure or similar actions that could trigger obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law;

(xv)          affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any employee at the level of Vice President or above or independent contractor of the Company or any of its subsidiaries;

(xvi)          make any material change in any accounting principles, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xvii)          (A) make any change to any method of accounting for any material Tax, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other ruling or written agreement with a Tax authority with respect to any material Taxes, (E) amend any material Tax Return, or (F) settle or compromise any material Tax liability;

(xviii)          waive, release, settle or compromise any Action (A) entailing obligations that would impose any material restrictions on the business operations of the Company or its subsidiaries following the Closing or (B) for an amount required to be paid by the Company and its subsidiaries in excess of $50,000 individually or in the aggregate;

(xix)          enter any new line of business outside of its existing business as of the date hereof that is material to the Company and its subsidiaries, taken as a whole;

(xx)          cancel, materially reduce coverage under, or fail to renew any material insurance policies maintained by the Company or its subsidiaries as of the date hereof, or fail to use commercially reasonable efforts to replace such policies with comparable coverage upon their expiration;

(xxi)         take any action or fail to take any action that would have a material adverse effect on the Yupelri Rights, taken as a whole; or

(xxii)          agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxi).

Section 5.2          Conduct of Business of the Parties Pending the Merger.

(a)          Each of the Parties agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action or fail to take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a material adverse effect on the ability of that Party to perform its obligations under this Agreement.

(b)          Each of the Parties agrees to not engage in an acquisition of assets, merge with another entity, obtain a controlling interest in an entity that is not a wholly owned subsidiary of that Party, or engage in any other activity outside the ordinary course of business that could reasonably be expected to increase the risk, in any material respects, of not obtaining or of materially delaying the obtaining of Required Regulatory Approvals.

Section 5.3          No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Article VI

Additional Agreements

Section 6.1          Proxy Statement.

(a)          The Company will, as soon as reasonably practicable following the date of this Agreement, with the good faith cooperation of Parent and Merger Sub, prepare and furnish to the SEC the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent shall furnish all information concerning itself and its Affiliates and provide such other assistance and cooperation as may be reasonably requested by the Company in connection with the preparation, furnishing and distribution of the definitive Proxy Statement.

(b)          If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information, and the Company and Parent shall cooperate in the prompt furnishing to the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Notwithstanding the foregoing, except as otherwise expressly provided in Section 6.3 or as contemplated by Section 6.8, prior to mailing the definitive Proxy Statement or any other proxy or consent solicitation statement with respect to any meeting of the shareholders of the Company in connection with the Merger, the Company shall cooperate and provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response in advance and consider in good faith any comments provided by Parent or any of its Representatives with respect thereto. Nothing in this Section 6.1(b) shall limit the obligations of any Party under Section 6.1(a). For purposes of this Section 6.1, any information concerning or related to the Company, its Affiliates or the Shareholders Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent. Unless the Board of Directors has made a Change of Recommendation in accordance with Section 6.3 or as contemplated by Section 6.8, the Proxy Statement will include the Recommendation.

Section 6.2          Shareholders Meeting; Board Recommendation.

(a)          Subject to Section 6.3(c), the Company shall, as promptly as reasonably practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, take all actions required under the Cayman Companies Act, the Memorandum and Articles of Association and the applicable requirements of the Nasdaq Global Market necessary to duly call, give notice of, convene and hold an extraordinary general meeting of the Company for the purpose of approving this Agreement, the Merger and the transactions contemplated hereby (including any adjournment thereof, the “Shareholders Meeting”); provided that the Company may postpone or adjourn such meeting (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, or (iii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting. Subject to Section 6.3(c) and Section 6.3(d), the Company shall use its reasonable best efforts to obtain the Company Requisite Vote.

(b)          Except as set forth in Section 6.3(c) and Section 6.3(d), the Board of Directors shall not (i) fail to include the Recommendation in the definitive Proxy Statement when mailed to the shareholders of the Company, (ii) withdraw, modify, qualify or change, in each case in a manner adverse to Parent or Merger Sub, the Recommendation, (iii) publicly recommend to the shareholders of the Company an Acquisition Proposal or enter into any Alternative Acquisition Agreement, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.3(e) with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) or (v) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (i) through (v), a “Change of Recommendation”).

(c)          Unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting, in the event the Board of Directors (upon the recommendation of the Strategic Review Committee) makes a Change of Recommendation or provides any notice of its intent to make a Change of Recommendation pursuant to Section 6.3(c) or Section 6.3(d), the Company shall nevertheless continue to submit this Agreement to the holders of Ordinary Shares for approval at the Shareholders Meeting.

Section 6.3          No Solicitation.

(a)          Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII, except as set forth in Section 6.3(b) and Section 6.19:

(i)          the Company and its subsidiaries shall not, and shall use their reasonable best efforts to direct their respective Representatives not to, directly or indirectly:

(A)          solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal;

(B)          engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data concerning the Company or any of its subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in furtherance of such Acquisition Proposal; or

(C)          approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for or relating to any Acquisition Proposal (the “Alternative Acquisition Agreement”); and

(ii)          the Company and its subsidiaries shall, and shall use their reasonable best efforts to direct their respective Representatives to, (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; and (B) use their reasonable best efforts to request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)          Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company, its subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited bona fide Acquisition Proposal after the date of this Agreement that did not result from a material breach of Section 6.2(b) or Section 6.3:

(i)          contact the Person who has made such Acquisition Proposal to clarify the terms and conditions thereof if the Board of Directors or the Strategic Review Committee shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)          provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and within forty-eight (48) hours) make available to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; or

(iii)          engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.3(b)(ii) or Section 6.3(b)(iii), the Board of Directors (upon the recommendation of the Strategic Review Committee) shall have determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if the Company shall have received an Acquisition Proposal that did not result from a material breach of Section 6.2(b) or Section 6.3 and the Board of Directors determines in its good faith judgment upon the recommendation of the Strategic Review Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Laws, (x) the Board of Directors (upon the recommendation of the Strategic Review Committee) may effect a Change of Recommendation and/or (y) the Company may terminate this Agreement in accordance with Section 8.1(d)(iii) to enter into an Alternative Acquisition Agreement providing for such Superior Proposal immediately prior to, concurrently with or immediately following such termination, but only if:

(i)          the Company shall have complied in all material respects with the requirements of Section 6.2(b), Section 6.3(a) and Section 6.3(b) with respect to such Acquisition Proposal;

(ii)          (A) the Company shall have provided prior written notice (the “Notice of Superior Proposal”) to Parent that the Company has received a Superior Proposal, specifying the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal received, indicating that the Company intends to effect a Change of Recommendation or take any other action described in this Section 6.3(c) (it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not, in and of itself, constitute a Change of Recommendation), and (B) during the period beginning from the delivery by the Company to Parent of such Notice of Superior Proposal and ending at 5:00 p.m. Pacific Time on the third (3rd) Business Day following such delivery (the “Superior Proposal Notice Period”), the Company negotiate with Parent and its Representatives in good faith (if so requested by Parent) any proposed modifications to the terms and conditions of this Agreement; provided that, in the event of any material revisions to the Acquisition Proposal following the delivery of the Notice of Superior Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 6.3(c)(ii) with respect to such new written notice; provided, further, that with respect to each such new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a two (2) Business Day period rather than the three (3) Business Day period first described above; and

(iii)          following the end of the Superior Proposal Notice Period, the Board of Directors (upon the recommendation of the Strategic Review Committee), shall have determined in its good faith judgment (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the Acquisition Proposal continues to constitute a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal or terminate this Agreement would still reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable Laws.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if an Intervening Event has occurred and the Board of Directors determines, in its good faith judgment upon the recommendation of the Strategic Review Committee, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Board of Directors (upon the recommendation of the Strategic Review Committee) may effect a Change of Recommendation; provided that prior to effecting a Change of Recommendation in connection with an Intervening Event in accordance with this Section 6.3(d), (i) the Company shall have provided a prior written notice (the “Notice of Intervening Event”) to Parent that the Board of Directors intends to effect a Change of Recommendation pursuant to this Section 6.3(d), describing in reasonable detail the facts of such Intervening Event, and (ii) if requested to do so by Parent, during the period beginning from the delivery by the Company to Parent of such Notice of Intervening Event and ending at 5:00 p.m. Pacific Time on the third (3rd) Business Day following such delivery (the “Intervening Event Notice Period”), the Company shall negotiate with Parent and its Representatives in good faith (if so requested by Parent) any proposed modifications to the terms and conditions of this Agreement such that the failure to effect a Change of Recommendation would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable Law, and (iii) following the end of the Intervening Event Notice Period, the Board of Directors (upon the recommendation of the Strategic Review Committee) determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)          Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from making any disclosure the Board of Directors has determined in good faith to be reasonably required by applicable Law; provided that the foregoing shall not be deemed to affect whether any such disclosure as permitted under clause (a), in and of itself, would otherwise be deemed to be a “Change of Recommendation.”

(f)          The Company agrees that it will as promptly as practicable (and, in any event, within forty-eight (48) hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any bona fide Acquisition Proposal is received by the Company, its Representatives or its Board of Directors (or any committee thereof) indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of any material change to the terms of any such Acquisition Proposal and the status of any such discussions or negotiations.

(g)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          “Acquisition Proposal” means any proposal or offer from any Person (other than Parent and Merger Sub) relating to (1) any direct or indirect acquisition, license or purchase of a business that constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity interests of the Company, (3) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity interest of the Company, or (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole), in each case of this clause (4), in which the shareholders of the Company immediately prior to such transaction will not own, directly or indirectly, at least 80% of the surviving company in the same proportions as immediately prior to such transaction; provided that the Merger shall not be deemed an Acquisition Proposal.

(ii)          “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of this Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Board of Directors or the Strategic Review Committee on the date of this Agreement, which change, event, occurrence or development becomes known to the Board of Directors or the Strategic Review Committee before receipt of the Company Requisite Vote; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or the consequences thereof constitute an Intervening Event.

(iii)          “Superior Proposal” means any unsolicited, bona fide and written Acquisition Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.3 (provided that, for purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Board of Directors, upon the recommendation of the Strategic Review Committee, determines in good faith would be reasonably likely to result in a transaction that is more favorable to the shareholders of the Company (other than holders of the Canceled Shares) than the transactions contemplated hereby, in each case, after (x) consultation with its financial advisor and outside legal counsel and (y) taking into account all such factors and matters deemed relevant in good faith by the Board of Directors, including legal, financial, regulatory or other aspects of such Acquisition Proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.3(c).

Section 6.4          Further Action; Efforts.

(a)          Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable following the date hereof, including preparing and filing within ten (10) Business Days after the date hereof as to the HSR Act and as promptly as practicable after the date hereof for other Required Regulatory Approvals, all documentation to effect all necessary notices, reports and other filings and obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and Orders necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger and the other transactions contemplated hereby.  Parent agrees to use reasonable best efforts to take, and to cause to be taken, any and all actions that are necessary, proper or advisable or as may be required by any Governmental Entity to consummate the transactions contemplated hereby as promptly as practicable, provided that, neither Parent, nor any of its Affiliates shall have any obligation to (v) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its subsidiaries after the Closing or any entity, facility or asset of Parent or any of its Affiliates, (w) terminate, amend or assign existing relationships and contractual rights and obligations, (x) amend, assign or terminate existing licenses or other agreements and enter into such new licenses or other agreements, (y) litigate (or defend) against any Action or investigation (including any Action or investigation seeking a temporary restraining order or preliminary injunction) challenge the transactions contemplated hereby as violative of any Law or (z) take actions that after the Closing Date would limit Parent’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent or its Affiliates, including, after the Closing Date, of the Company, any Company Subsidiary or their respective Affiliates requested by a Governmental Entity as a condition to terminate an applicable waiting period or otherwise permit the transactions contemplated hereby to close without challenge. The Company hereby agrees not to take any of the foregoing actions without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). No Party shall be required to agree to any action pursuant to this Section 6.4(a) unless such action is conditioned upon consummation of the transactions contemplated hereby.

(b)          Parent shall have the right to control the overall strategy with respect to the transactions contemplated by this Agreement under the Antitrust Laws; provided, however, that each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with any Governmental Entity and in connection with any investigation or other inquiry by any Governmental Entity, including any proceeding before any Governmental Entity that is initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable for any application or other filing to be made by the other Party to any Governmental Entity pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material and substantive communication received by such Party from, or given by such Party to, any Governmental Entity regarding any of the transactions contemplated hereby; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in connection with the transactions contemplated hereby; and (v) permit the other Party or its outside legal counsel to review, and to the extent practicable consult with the other Party or its outside legal counsel in advance and consider in good faith the other Party’s reasonable comments in connection with, any material communication with any Governmental Entity in connection with the transactions contemplated hereby; provided that each Party shall be entitled to redact materials (1) as necessary to comply with contractual obligations, (2) as necessary to address reasonable legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger.

(c)          No Party shall independently participate in any substantive meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby without giving the other Parties prior notice of such meeting and, to the extent permitted by such Governmental Entity, giving the other Parties the opportunity to attend or participate in such meeting.

Section 6.5          Notification of Certain Matters.

(a)          The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any material written notice or other written communication received by such Party from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, (ii) any written notice or other written communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Company or Parent and (iii) any Action commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its subsidiaries or Affiliates which relate to the Merger or any of the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the failure to give prompt notice pursuant to this Section 6.5(a) in and of itself shall not constitute a failure of a condition set forth in Article VII.

(b)          Without limiting the generality of the foregoing, the Company shall provide to Parent the information set forth in, and pursuant to, Section 6.5(b) of the Company Disclosure Letter.

Section 6.6          Access to Information; Confidentiality.

(a)          From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall, at Parent’s sole cost and expense, use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours to the Company’s and its subsidiaries’ respective senior officers and key employees, properties, offices, books and records, and (ii) furnish to Parent reasonably promptly such existing financial, operating and other data and information concerning the Company’s and its subsidiaries’ businesses and properties as Parent or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or the prompt and timely discharge by such officers or employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would (x) jeopardize any attorney-client privilege, work-product doctrine or other applicable legal privilege of the Company or any of its subsidiaries or contravene any applicable Law or requirements of any Governmental Entity or any binding agreement entered into prior to the date of this Agreement (provided that, at Parent’s written request, the Company shall, and shall cause its subsidiaries to, use reasonable best efforts to cooperate with Parent in seeking and obtaining any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege), (y) relate to an Acquisition Proposal, a Change of Recommendation, a Superior Proposal or an Intervening Event (except to the extent required pursuant to Section 6.3) or (z) result in the disclosure of any trade secret to a third party. All requests for information made pursuant to this Section 6.6(a) shall be directed to an officer of the Company or such other Person designated by the Company to Parent.

(b)          With respect to the information disclosed pursuant to Section 6.6(a), each of Parent and Merger Sub shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated March 4, 2026, between the Company and Parent (as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms; it being understood that Parent and Merger Sub may disclose any such information to the Financing Sources; provided that such Financing Sources are subject to the confidentiality arrangements and requirements of “Representatives” under the Confidentiality Agreement. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to Section 6.6(a) by its Representatives.

Section 6.7          Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq Global Market to enable the delisting by the Surviving Company of the Ordinary Shares from the Nasdaq Global Market and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8          Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, except as may be required by applicable Law, the Company and Parent shall consult with each other before the Company or Parent issues any press release, has any communication with the press, making any other public statement with respect to this Agreement or the transactions (including the Merger) contemplated by this Agreement, and shall provide each other a reasonable opportunity to review and comment on (and reasonably consider such proposed comments), such press releases, communication or public statement. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company, Parent or Merger Sub in connection with a Change of Recommendation made in compliance with this Agreement. Notwithstanding the foregoing in this Section 6.8 and subject to the compliance with applicable Confidentiality Agreements, Parent, Merger Sub and their respective Affiliates may provide communications regarding this Agreement and the transactions contemplated hereby (to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8) to existing or prospective general and limited partners, equity holders, members, managers, investors of any Affiliates of such Person, any Financing Sources or any of their Affiliates or professional advisers, in each case, who are subject to customary confidentiality restrictions.

Section 6.9          Employee Matters.

(a)          For a period of twelve (12) months following the Effective Time (the “Post-Closing Benefits Continuation Period”), Parent shall provide, or shall cause the Surviving Company or its subsidiaries to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Company or any subsidiary thereof immediately following the Closing Date (the “Continuing Employees”), (i) base salary or wages that are not less than the base salary or wages provided to such Continuing Employee immediately prior to the Effective Time, (ii) commission and short-term incentive compensation target opportunities that, in each case, are no less than the commission, short- and long-term incentive compensation target opportunities provided to such Continuing Employee immediately prior to the Effective Time and (iii) employee welfare and other benefits (excluding defined benefit pension benefits, equity or equity based awards, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) that are substantially comparable in the aggregate to the employee welfare and other benefits (excluding defined benefit pension benefits, equity or equity-based awards, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) that were provided to such Continuing Employees under the Company Plans in effect immediately prior to the Effective Time. During the Post-Closing Benefits Continuation Period, Parent shall, or shall cause the Surviving Company or its subsidiaries to provide each Continuing Employee with severance benefits that are no less favorable than the severance benefits of the Company or any of its subsidiaries set forth on Section 6.9(a) of the Company Disclosure Letter.

(b)          With respect to any benefit plan or arrangement (excluding any defined benefit pension or retiree or post-termination health or welfare benefit plan or arrangement) maintained by Parent, or its Affiliates (including the Surviving Company) in which any Continuing Employee is eligible to participate during the calendar year in which the Closing Date occurs (each, a “Parent Plan”), for purposes of determining eligibility to participate, level of benefits, benefit accruals and vesting, each Continuing Employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer) prior to the Closing Date shall be treated as service with Parent and its Affiliates (including the Surviving Company) as of the Closing Date to the same extent and for the same purpose that such service was credited for such Continuing Employee under the corresponding Company Plan in effect immediately prior to the Closing; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits, compensation, or coverage for the same period of service.

(c)          With respect to any Parent Plan that provides health benefits, Parent shall, or shall cause its Affiliates (including the Surviving Company) to (i) waive, or cause to be waived, all preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) to the extent such conditions, limitations, exclusions, requirements and waiting periods were already satisfied or did not apply under the corresponding Company Plan that is a group health plan; and (ii) recognize, or cause to be recognized, all co-payments, deductibles, and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and his or her eligible dependents) under a Company Plan that is a group health plan during the portion of the applicable plan year prior to the Closing Date for purposes of satisfying the applicable plan year’s deductible and co-payment limitations under the Parent Plan that is a group health plan in which each Continuing Employee (and his or her eligible dependents) participate during such applicable plan year.

(d)          Immediately prior to the Closing Date, the Company shall have the right to pay, at the higher of (x) target levels and (y) levels based on actual performance as of as soon as practicable prior to the Effective Time calculated by the Board of Directors or a committee thereof, annual bonuses for the calendar year of the Closing (without pro-ration), provided that the foregoing payment right shall not apply to the extent that such payment would or could result in a duplication of a pro rata bonus amount provided to such recipient under the terms of an applicable Company Plan.

(e)          With respect to any accrued but unused vacation and paid time off to which any Continuing Employee is entitled pursuant to the vacation and paid time off policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause its subsidiaries, including the Surviving Company to, assume the liability for such accrued vacation and paid time off and allow such Continuing Employee to use such accrued vacation and paid time off in accordance with the practice and policies of the Company.

(f)          Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to employment (or any term or condition of employment) or to continue in the employ or service of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, which rights are hereby expressly reserved, to discharge or terminate the services of any Person or any Continuing Employee at any time and for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Plan or Law. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment, termination or other modification of any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company from amending or terminating any Company Plans or any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary or other rights or remedies in any Person, other than the Parties, including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10          Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, Parent shall cause the Surviving Company to indemnify, exculpate and hold harmless each present and former director, officer, member, manager, employee and fiduciary of the Company or any of its subsidiaries (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened Actions or other matters, whether civil, criminal, administrative or investigative and whether formal or informal based on, or relating to, in whole or in part, the fact that such Person is or was a director, officer, member, manager, employee or fiduciary of the Company or any of its subsidiaries or was serving at the request of or with the knowledge and consent of the Company or any of its subsidiaries as a director, officer or fiduciary of any other Person with respect to any actual or alleged acts, omissions or other matters actually or allegedly occurring at or prior to Effective Time (including with respect to the approval of this Agreement or the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable Law. Parent shall, or shall cause the Surviving Company to advance expenses (including reasonable legal fees and expenses) on a current basis as incurred in the defense of any such Action or other matter (but no later than thirty (30) days after the submission of invoices) to the fullest extent permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, Parent shall not, and shall cause the Surviving Company not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action or other matter in which an Indemnified Party sought or could have sought indemnification unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action or other matter.

(b)          From and after the Effective Time, Parent shall cause the Surviving Company to honor and perform all indemnification, exculpation and advancement obligations to the Indemnified Parties set forth in the Company’s Memorandum and Articles of Association and in any indemnification agreements between the Company or any of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, in each case, in effect as of the Effective Time. From and after the Effective Time, the provisions in the Surviving Company’s memorandum and articles of association or other organizational documents with respect to indemnification, exculpation and advancement of expenses to former or present directors, officers, members, managers, employees and fiduciaries shall be no less favorable to such Persons than such provisions contained in the Company’s Memorandum and Articles of Association in effect as of the Effective Time, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Party except to the extent required by applicable Law.

(c)          For a period of six (6) years from the Effective Time, Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the insureds thereunder, the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance policy(ies) in effect as of the Effective Time (“Current Insurance”) (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous to the insureds thereunder from insurance carrier(s) with the same or better A.M. Best financial strength rating as the insurance carrier(s) of the Current Insurance) with respect to claims and other matters arising out of acts, omissions and other matters existing or occurring at or before the Effective Time; provided, however, that Parent and the Surviving Company shall not be required to expend for such insurance an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium for the Current Insurance (“Maximum Amount”); provided that if such insurance is not available for the Maximum Amount, then Parent or the Surviving Company shall obtain directors’ and officers’ liability, fiduciary liability and employment practices liability insurance with the most favorable coverage available for a cost not exceeding the Maximum Amount. In lieu of the foregoing, at or prior to the Closing, the Company may, in its sole discretion, purchase directors’ and officers’ liability, fiduciary liability and employment practices liability “tail” insurance covering the Indemnified Parties and the other natural persons insured by the Current Insurance providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insureds thereunder than the Current Insurance with respect to claims and other matters arising out of acts, omissions and other matters existing or occurring at or before the Effective Time from insurance carrier(s) with the same or better A.M. Best financial strength rating as the insurance carrier(s) of the Current Insurance. To the extent that the Company elects to purchase such “tail” insurance, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” insurance in full force and effect and continue to honor their respective obligations thereunder.

(d)          Parent shall, or shall cause the Surviving Company to advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices) all attorneys’ fees, costs and expenses incurred in enforcing such Indemnified Party’s rights under this Section 6.10.

(e)          If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(f)          The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and each of their respective heirs, estates, executors, representatives, successors and assigns, each of which shall be a third-party beneficiary of the provisions of this Section 6.10.

(g)          The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Memorandum and Articles of Association of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance under any insurance policy that is or has been in existence with respect to the Company, the Indemnified Parties or any other insured persons, it being understood that the indemnification provided for in this Section 6.10 is not in substitution for any such claims under any such insurance policies.

Section 6.11          Parent Financing.

(a)          Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy (or cause to be satisfied) (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Financing Commitments and the definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto (the “Definitive Agreements”) on terms and conditions described in the Financing Commitments so that such Definitive Agreements are in effect no later than the Closing Date, (iv) enforce its rights under the Financing Commitments, and (v) upon satisfaction of the conditions set forth in the Financing Commitments, consummate, and obtain the proceeds of, the Financing at or prior to the Closing. Parent and Merger Sub shall keep the Company informed on a current and timely basis and in reasonable detail of the status of its efforts to obtain the Financing and of developments concerning the timing of the closing of the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice (A) of any actual or, upon receipt of any written notice or other written communication thereof, threatened violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default, but solely to the extent that such event, circumstance, violation, breach or default would reasonably be expected to delay or prevent the Closing or result in failure of Parent to obtain, when taken together with other sources of funds immediately available to Parent, the amount sufficient to consummate the transactions contemplated hereby at Closing) by any party to the Financing Commitments or any Definitive Agreement or any termination of the Financing Commitments or any Definitive Agreement, in each case, that Parent and Merger Sub become aware, (B) of any actual or, upon receipt of any written notice or other written communication thereof, threatened reduction, withdrawal, repudiation or termination of the Financing by any party to the Financing Commitments or (C) if at any time for any reason Parent or Merger Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or any Definitive Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days following delivery by the Company to Parent of written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence; provided that in no event shall Parent or Merger Sub be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, to Parent or any of its subsidiaries (as reasonably determined in good faith by Parent). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or the Definitive Agreements with respect thereto for any reason, Parent and Merger Sub shall promptly in writing so notify the Company and use their reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event (i) in an amount, when taken together with other sources of funds immediately available to Parent, sufficient to consummate the transactions contemplated by this Agreement, (ii) on terms not materially less favorable to Parent and Merger Sub than the Financing Commitment as of the date hereof (taking into account any flex provisions contained therein), (iii) containing conditions that are not more onerous to Parent or Merger Sub than those conditions contained in the Financing Commitment as of the date hereof and (iv) which does not contain any Prohibited Modification (any such alternative financing, the “Alternative Financing”). None of Parent and Merger Sub shall, without the prior written consent of the Company, (i) terminate the Financing Commitment or any Definitive Agreement or (ii) agree to or permit any amendments, supplements or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or any Definitive Agreements with respect thereto or replace all or any portion of the Financing Commitment or any Definitive Agreement, in each case, to the extent that such amendment, modification, supplement, replacement or waiver would reasonably be expected to (A) reduce the aggregate amount of the Financing such that Parent and Merger Sub would not have funds, when taken together with other sources of funds immediately available to Parent, sufficient to consummate the transactions contemplated by this Agreement, (B) otherwise adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement, (C) add new or additional conditions or expand any of the existing conditions to the Financing, (D) delay, prevent or impede the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (E) adversely affect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Commitment or the Definitive Agreements (the effects described in clauses (A) through (E), collectively, the “Prohibited Modifications”); provided that Parent and Merger Sub may amend, supplement or modify the Financing Commitments to (i) add or join lenders, lead arrangers, bookrunners, syndication agent or similar entities as parties thereto who have not executed the Financing Commitment as of the date hereof or (ii) upon prior or substantially concurrent written notice to the Company, reduce or terminate the commitments thereunder as a result of the consummation of an Alternative Financing generating, when taken together with other sources of funds immediately available to Parent, sufficient to consummate the transactions contemplated by this Agreement. Upon any amendment, replacement, supplement or modification of the Financing Commitments made in compliance with this Section 6.11, Parent shall provide a copy thereof (other than such amendment, replacement, supplement or modification set forth in clause (i) of the immediately preceding proviso) to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing.

(b)          Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the Financing or any Alternative Financing, including using reasonable best efforts to take the following actions:

(i)          causing appropriate members of senior management of the Company to participate in a reasonable number of lender marketing meetings, presentations, drafting sessions and calls and sessions with ratings agencies, in each case, in connection with the Financing or such Alternative Financing and with reasonable advance notice and at reasonable times and locations to be mutually agreed upon (it being understood that any such meetings may take place via videoconference or web conference at the Company’s option);

(ii)          providing to Parent reasonable information and materials with respect to the Company to be used in Parent’s preparation of customary lender and investor presentations, rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including confidential information memoranda), prospectuses, management representation letters and customer representation letters to auditors related thereto and similar documents for the Financing or such other Alternative Financing (including those required in connection with a public listing of the Financing on a stock exchange as reasonably determined by Parent) and providing customary authorization letters related thereto authorizing the distribution of such information to prospective lenders; provided that any such information distributed (including any authorization letters) shall contain customary language which shall exculpate the Company and its Representatives and Affiliates with respect to any liability related to or responsibility for the contents of such information or related marketing materials by the recipients thereof;

(iii)          cooperating with the Financing Source’s due diligence efforts, to the extent reasonable and customary for financings similar to the Financing or such other Alternative Financing;

(iv)          reasonably assisting with procuring customary payoff letters, lien releases, terminations, deregistrations or filings;

(v)          providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and similar laws of any relevant non-U.S. jurisdiction, in each case as reasonably requested by Parent in writing at least ten (10) Business Days prior to the Closing Date;

(vi)          furnishing Parent with customary and reasonably available financial and other information regarding the Company and its subsidiaries as may be reasonably requested by Parent, including the financial statements and information set forth in clauses (a), (b), (c) and (d) of paragraph 7 of Exhibit C of the Financing Commitments;

(vii)          taking all corporate or other organizational actions, none of which shall become effective prior to the Closing, reasonably requested by Parent to authorize and permit the consummation of the Financing or Alternative Financing;

(viii)          providing information that is readily available to the Company in connection with the preparation of legal opinions that Parent’s legal counsel (or the legal counsel of a Financing Source) may be required to deliver in connection with the Financing or Alternative Financing;

(ix)          assisting in the preparation of, and executing and delivering into escrow, definitive financing documents, including note purchase agreements, credit agreements, guarantee and collateral documents, and customary closing certificates as may be required in connection with the Financing or such Alternative Financing; except as set forth in Section 6.18 and Exhibit C hereto, it being understood and agreed that no other certificates, resolutions, declarations or otherwise relating to solvency of the Company or any of its affiliates shall be required to be given, in each case, as may be reasonably requested by Parent or the Financing Sources and that, in each case, are not effective until as of, or after, the Closing;

(x)          facilitating, effective only as of the Closing Date, the granting of a security interest (and perfection thereof) in the collateral securing the Financing or such other Alternative Financing (including any transfer or assignment of intellectual property rights and royalty rights related to the collateral to the applicable obligors under the Financing); and

(xi)          taking such actions required by the Financing Reorganization set out in Section 6.18.

Nothing in this Agreement (including this Section 6.11) will require any such cooperation or action to the extent that it could (A) other than as expressly contemplated by paragraph 2.2 of Exhibit C, create an obligation to provide any financial statements not described in Section 3.7(b) (unless specifically required by clauses (a), (b), (c) and (d) of paragraph 7 of Exhibit C of the Financing Commitments as in effect on the date hereof or Section 6.5 hereof), (B) require Parent or any of its Affiliates or any of their respective subsidiaries or officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives to pay (or agree to pay) any commitment or other fee, make any other payment, provide (or agree to provide) any indemnities, reimburse any expenses or otherwise incur any liability or other obligation in connection with the Financing, unless in the case of the Company or its subsidiaries that will be an obligor in respect of the Financing, the same would not be effective prior to Closing, (C) require the Company or any of its Affiliates or any of their respective subsidiaries or any individual who is a member of the board of directors (or other similar governing body) of such entities (other than those persons appointed as directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C) to pass resolutions or consents to approve, or authorize the execution of, the Financing or any Definitive Agreement (other than any such resolutions or consents that (x) are passed by Persons who will continue as members of the board of directors (or other similar governing body) after the occurrence of the Closing (including those Persons appointed as directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C) and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing), (D) require the Company or any of its Affiliates or any of their respective subsidiaries or Representatives to enter into, execute or deliver any Contract, solvency certificate or declaration or any other documentation (other than (1) the authorization letter and management representation letters and customary representation letters to auditors referred to in clause (ii) of this Section 6.11(b) (it being understood that, other than management representation letters and customary representation letters to auditors that are necessary in order to prepare any financial statements or other information that is required to be prepared prior to Closing pursuant to paragraph 7 of Exhibit C of the Financing Commitments, any such management representation letters and customary representation letters to auditors shall only be required to be executed or delivered by Persons who will continue as officers of the Company after the occurrence of the Closing), and (2) any such documents that (x) are executed or delivered, as applicable, by Persons who will continue as officers or members of the board of directors (or other similar governing body) of the Company after the occurrence of the Closing (including those Persons appointed as directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C) and (y) are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing), (E) impose any personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company, its Affiliates or its subsidiaries (other than pursuant to the SAP Declaration (as defined in Exhibit C), for those Persons appointed as directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C), (F) unreasonably interfere with the operation of the business of the Company or any of its Affiliates or any of their respective subsidiaries or Representatives (it being understood that actions reasonably requested pursuant to Section 6.18 and Exhibit C hereto shall be deemed to not unreasonably interfere), (G) cause any representation or warranty in this Agreement to be breached by the Company, its Affiliates or its subsidiaries or require any waiver or amendment of the terms of this Agreement or any Contract to which the Company, its subsidiaries or any of their respective Affiliates is a party, (H) conflict with or result in any violation of the organizational documents of the Company or its subsidiaries or any of their respective Affiliates or any Law, (I) result in the contravention of, or result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company, its subsidiaries or any of their respective Affiliates is party or by which it is bound, (J) provide access to or disclose information that the Company or its subsidiaries reasonably determines would jeopardize any attorney-client or similar privilege or protection of the Company or any of its Affiliates or any of their respective subsidiaries or Representatives, (K) other than the SAP Declaration (as defined in Exhibit C) and the solvency certificate required in paragraph 1(b) of Exhibit C of the Financing Commitments, require the Company or any of its Affiliates or any of their respective subsidiaries or Representatives to provide any solvency or other similar certificate of its chief financial officer or similar Representative (which, in the case of the SAP Declaration, shall be provided by those Persons appointed as directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C), (L) other than as expressly contemplated by paragraph 2.2 of Exhibit C, require the Company or any of its Affiliates or their respective subsidiaries or Representatives to provide or prepare any projections, pro forma financial statements or other forward-looking financial information, (M) require the Company or any of its Affiliates or any of their respective subsidiaries or Representatives to deliver or cause to be delivered any opinion of counsel, and (N) other than the assistance contemplated by clause (ii) of this Section 6.11(b), require the Company or any of its Affiliates or any of their respective subsidiaries or Representatives prepare any investor presentations, rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including confidential information memoranda), prospectuses or similar documents.

(c)          Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, any of its subsidiaries or their respective Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11 and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from written information provided by or on behalf of the Company or its subsidiaries in connection with the Financing.

(d)          The Company hereby consents to the use of the logos of the Company and its subsidiaries by Parent and Merger Sub in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or the Company’s reputation, goodwill or marks.

(e)          The Parties hereto acknowledge and agree that the provisions contained in Section 6.11(b), Section 6.18 and Exhibit C hereto represent the sole obligation of the Company and its Affiliates and any of their respective subsidiaries or Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement (including the Financing Commitment), and no other provision of this Agreement, any other Transaction Document or the Financing Commitment shall be deemed to expand or modify such obligations. Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that any breach by the Company of Section 6.11(b) shall be deemed not to constitute a breach for all of purposes of this Agreement (including for purposes of Articles VII and VIII) unless (w) the Financing or any Alternative Financing, has not been consummated as a result of the failure of any condition precedent to the funding of the Financing or such other financing, (x) the Company has materially breached its obligations under Section 6.11(b), (y) such breach is the proximate cause of the Financing or such other financing not being consummated and (z) Parent has notified the Company of such breach in writing a reasonably sufficient amount of time prior to the End Date to afford the Company with reasonable opportunity to cure such breach (detailing in good faith (I) reasonable specificity as to the basis for any such breach and (II) reasonable steps that comply with Section 6.11(b) in order to cure such breach) and the Company has not taken such steps or otherwise cured such breach within such time as would reasonably permit Parent and Merger Sub to consummate the Financing or such Alternative Financing prior to the End Date.

(f)          Notwithstanding this Section 6.11 or anything else to the contrary in this Agreement, Parent and Merger Sub expressly acknowledge and agree that (i) obtaining the Financing (or any financing) is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, the obligations of Parent and Merger Sub hereunder are not conditioned in any manner upon Parent obtaining the Financing, or any other financing.

Section 6.12          Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent shall use its reasonable best efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 6.13          Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or, to the knowledge of the Company, threatened in writing, against the Company, its officers or any members of the Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.14          Resignation of Directors. To the extent requested by Parent in writing at least five (5) Business Days prior to the Closing, at the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time (other than those Persons appointed to the board of directors of TBIL pursuant to paragraph 3.3(a) of Exhibit C), which resignations shall be effective at, and subject to the occurrence of, the Effective Time.

Section 6.15          Obligations of Merger Sub; Obligations of Subsidiaries.

(a)          Parent shall take all actions necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

(b)          The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

Section 6.16          Actions Taken at Direction of Parent or Merger Sub. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if such breach or alleged breach is the proximate result of action or inaction by the Company (i) required by this Agreement or (ii) taken or not taken, as applicable, at the direction of Parent or Merger Sub, regardless of whether there is any approval or direction of the Board of Directors.

Section 6.17          TBIL. Notwithstanding anything to the contrary in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, TBIL shall (i) use its reasonable best efforts to continue to have three or more full-time employees based in Ireland whose primary role is to carry out research and development activities, and until September 15, 2026, one or more full-time employee based in Ireland whose primary role is to carry out general, administrative and finance activities; (ii) use reasonable best efforts to hire a new full-time employee based in Ireland to carry out alliance management activities, and shall consult with Parent in good faith to hire such an employee; (iii) use reasonable best efforts to maintain the license arrangement for appropriate office space for TBIL in Ireland in effect as of the date hereof; (iv) continue to carry on research and development activities and alliance management activities in the manner set out in the minutes of the meeting of the board of directors of TBIL held on or before the date hereof and (v) not purchase or acquire any Intellectual Property assets exceeding $250,000 in the aggregate. In respect of employees involved in research and development, (A) the Company shall use its reasonable best efforts to retain existing staff and to hire replacement employees as reasonably required to maintain the number of research and development employees as set forth in this Section 6.17, and shall consult with Parent in good faith in connection with such retention and hiring and (B) if prior to the cessation date of any research and development employee the Company has not been able to replace such employee, the Company shall accept a secondee from Parent or its Affiliates as may be reasonably proposed by the Parent and the compensation and benefits related to such secondee shall be borne by Parent, for the period of time until the Company hires a replacement employee.

Section 6.18          Financing Reorganization. Each of Parent and the Company shall comply with the terms set out in Exhibit C to this Agreement (such transactions on Exhibit C being the “Financing Reorganization”).

Section 6.19          CVR Agreement; Company License Representative.

(a)          Notwithstanding anything to the contrary in Section 5.1(b), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company and its subsidiaries may solicit, initiate, encourage, facilitate, discuss and negotiate (“Negotiating”) a CVR Product License (as defined in the CVR Agreement) for a third party to research, develop, manufacture, commercialize or otherwise exploit any CVR Product (as defined in the CVR Agreement), including a license under Intellectual Property owned by the Company and its Subsidiaries (such third party, the “Licensee” and such transaction, a “CVR License Transaction” and the definitive agreement providing for a CVR License Transaction, a “CVR License Agreement”), subject to the terms and conditions set forth in Section 6.19(a) of the Company Disclosure Letter.

(b)          Parent shall execute the CVR Agreement pursuant to Section 7.3(d), and, upon the consummation of the transactions contemplated by such CVR License Agreement, Parent shall pay, or cause to be paid, to the Rights Agent for the benefit of Holders (as defined in the CVR Agreement) the amounts payable under the CVR Agreement, in accordance with the terms thereof; provided that in no event shall Parent, the Surviving Company or any of their respective Affiliates be required to pay any amount in respect of such CVR License Agreement in excess of the CVR License Proceeds (as defined in the CVR Agreement).

(c)          If no CVR License Agreement has been executed prior to the Effective Time, then Parent shall enter into a consultation agreement that is reasonably satisfactory in form to Parent (the “Consultation Agreement”) at the Closing with an individual to be appointed by the Company (the “License Representative”). The form of the Consultation Agreement shall provide (i) that the License Representative shall have the primary responsibility of Negotiating Parent’s or any of its subsidiaries’ entry into a CVR License Transaction, (ii) a consultancy term of twelve (12) months after the Closing Date, (iii) that the delegation of responsibility and authority to the License Representative hereunder and thereunder shall not be revoked or modified at any time during such twelve (12) month period, (iv) that the License Representative shall have no obligation or liability to any party to this Agreement, the CVR Agreement or to the Holders, for any reason whatsoever, (v) that the License Representative shall not be compensated for any services performed pursuant to the Consultation Agreement and (vi) that Parent shall irrevocably, unconditionally and forever acquits, releases, waives and discharges, and completely waives and relinquishes, the License Representative against any and all claims with respect to, directly or indirectly, any and all actions taken by the License Representative in connection with or resulting from the Consultation Agreement.

Article VII

Conditions of Merger

Section 7.1          Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) of the following conditions:

(a)          Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b)          Orders. No Order has been issued which permanently prohibits, restrains, makes illegal or enjoins the consummation of the transactions (including the Merger) contemplated by this Agreement and remains in effect.

(c)          Required Regulatory Approvals. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) the other Required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

Section 7.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company set forth in Section 3.1(a), the first sentence of Section 3.2, Section 3.3, Section 3.4, Section 3.9 (other than Section 3.9(a)(i)) and Section 3.20, the representations and warranties of the Company contained in Article III (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.9(b) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of a specified date), (iii) the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.3(c) (solely with respect to the Company and Ordinary Shares) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of a specified date), except in each case for de minimis inaccuracies, and (iv) the representations and warranties of the Company set forth in Section 3.1(a), the first sentence of Section 3.2, Section 3.3(b), Section 3.4, Section 3.9(a)(ii), Section 3.9(c) and Section 3.20 (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of a specified date).

(b)          Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          No MAE. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d)          Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, have not and would not reasonably be expected to prevent or materially delay (i) the consummation of any of the transactions contemplated by this Agreement or (ii) otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement (a “Parent Material Adverse Effect”);

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date; and

(c)          Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          CVR Agreement. Parent shall execute and deliver to the Company, and Parent shall deliver to the Company a counterpart signature of the Rights Agent to, the CVR Agreement.

(e)          Consultation Agreement. Subject to the terms and conditions set forth in Section 6.19(c), Parent shall execute and deliver to the Company the Consultation Agreement.

Section 7.4          Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

Article VIII

Termination

Section 8.1          Termination. This Agreement may be terminated and the Merger may be abandoned:

(a)          by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)          by written notice from either Parent or the Company at any time prior to the Effective Time if any Order having the effect set forth in Section 7.1(b) shall have become final and non-appealable or any Governmental Entity that must grant an approval as specified in Section 7.1(c) has denied such approval, and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, any of its obligations under this Agreement, which breach has been the primary cause of such Order;

(c)          by written notice from either Parent or the Company at any time prior to the Effective Time if the Merger shall not have been consummated on or before December 28, 2026 (such date, as it may be extended in accordance with the following proviso, the “End Date”); provided, however, that, if on the End Date, the conditions to Closing set forth in Section 7.1(c) (as relates to any Required Regulatory Approvals), shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the End Date shall be automatically extended to March 28, 2027, which date shall become the End Date for purposes of this Agreement; provided, further, that, if on the End Date, as extended pursuant to the immediately foregoing clause, the conditions to closing set forth in Section 7.1(c) (as relates to any Required Regulatory Approvals), shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the End Date shall be further automatically extended to June 28, 2027, which date shall become the End Date for all purposes of this Agreement; provided, further, that the End Date may be extended by mutual written agreement of Parent and the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, any of its obligations under this Agreement, which breach has been the primary cause of the failure of the Merger to be consummated on or before the End Date;

(d)          by written notice from the Company:

(i)          at any time prior to the Effective Time if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(ii)          (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (B) the Company has given Parent a written notice that all of the conditions set forth in Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied condition and that the Company is ready, willing and able to consummate the Merger on such date and (C) Parent and Merger Sub fail to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2; or

(iii)          prior to obtaining the Company Requisite Vote if (A) the Board of Directors has authorized the Company to effect a Change of Recommendation pursuant to Section 6.3(c) due to a Superior Proposal and (B) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal; provided that the Company (x) shall have complied in all material respects with the requirements of Section 6.2(b) and Section 6.3 and (y) shall prior to or substantially concurrently with such termination pay the Company Termination Fee pursuant to Section 8.2(b)(i).

(e)          by written notice from Parent:

(i)          at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied and, in either such case, such breach is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) not to be satisfied; or

(ii)          prior to obtaining the Company Requisite Vote, if the Board of Directors shall have made a Change of Recommendation; or

(f)          by written notice from either Parent or the Company at any time prior to the Effective Time if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other transactions contemplated hereby was taken.

Section 8.2          Effect of Termination.

(a)          In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no further legal effect and there shall be no liability or obligation under this Agreement on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8, the expense reimbursement and indemnification provisions of Section 6.11(c), this Section 8.2, Section 8.3 and Article IX, which shall survive such valid termination in accordance with their terms and conditions; and provided that such termination shall not relieve any Party for any and all liabilities and damages incurred or suffered by the other Party as a result of intentional fraud by such first Party. The Parties acknowledge and agree that nothing in this Section 8.2 shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.12.

(b)          In the event that:

(i)          this Agreement is validly terminated by Parent pursuant to Section 8.1(e)(ii), or by the Company pursuant to Section 8.1(d)(iii) (or pursuant to Section 8.1(c) under circumstances in which Parent would have been entitled to terminate pursuant to Section 8.1(e)(ii)), then the Company shall pay to Parent a fee of $32,515,000 (the “Company Termination Fee”) by wire transfer of immediately available funds, such payment to be made (A) prior to or substantially concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(iii) or (B) as promptly as reasonably practicable (and in any event within five Business Days following such termination) in the case of a termination pursuant to Section 8.1(e)(ii) (or pursuant to Section 8.1(c) under circumstances in which Parent would have been entitled to terminate pursuant to Section 8.1(e)(ii)).

(ii)          this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(f), by Parent pursuant to Section 8.1(e)(i) or by the Company pursuant to Section 8.1(b) (if such termination occurs prior to obtaining the Company Requisite Vote) and (A) at any time after the date of this Agreement and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting) a bona fide Acquisition Proposal shall have been publicly announced and not withdrawn at least one (1) Business Day prior to the Shareholders Meeting, and (B) prior to the date that is twelve (12) months following the date of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to (which Acquisition Proposal is subsequently consummated), or an Acquisition Proposal shall have been consummated, then, within five (5) Business Days of the date on which such Acquisition Proposal is consummated, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%.”

(iii)          This Agreement is validly terminated by either Party pursuant to Section 8.1(b) (to the extent related to any Antitrust Laws), Section 8.1(c) and at the time of such termination, one or more of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) (only to the extent related to any Antitrust Laws) have not been satisfied or waived, but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)) or Section 8.1(d)(ii), Parent shall pay to the Company a fee of $32,515,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made (A) prior to or substantially concurrently with such termination in the case of a termination by Parent or (B) within five (5) Business Days of such termination in the case of a termination by the Company.

(c)          The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d)          Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable)) in connection with the collection and enforcement of this Section 8.2, together with interest on the unpaid amount of such payment under Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii), as the case may be, from the date such payment was required to be made at the prime rate as published in Wall Street Journal Table of Money Rates on such date plus 3%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e)          Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, if the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii) and, if and to the extent applicable, the costs and expenses of Parent pursuant to Section 8.2(d), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent Related Parties and the Financing Sources against the Company and its subsidiaries, any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (each a “Company Related Party”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully, intentionally, unintentionally or otherwise); provided that in no event shall Company Related Party be subject to monetary damages in excess of the amount of the Company Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 8.2(d)); provided, further, that nothing in this Section 8.2(e) shall limit the rights of Parent in the case of intentional fraud by the Company.

(f)          Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, if Parent or Merger Sub fails to effect the Closing for any reason or no reason or breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(b)(iii) and, if and to the extent applicable, the costs and expenses of the Company pursuant to Section 8.2(d) and Section 6.11(c) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (each a “Parent Related Party”) or any Financing Source and any of their respective Affiliates (other than Parent or Merger Sub) for any breach, loss, damage or failure to perform under or otherwise arising from or in connection with this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully, intentionally, unintentionally or otherwise); provided that in no event shall Parent Related Party be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.6(b), Section 6.11(c) and Section 8.2(d)); provided, further, that nothing in this Section 8.2(f) shall limit the rights of the Company in the case of intentional fraud by Parent or Merger Sub.

Section 8.3          Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Article IX

General Provisions

Section 9.1          Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, except for (a) the covenants and agreements contained in this Article IX, Article II, Section 6.9 and Section 6.10, and (b) those other covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive the Effective Time until fully performed.

Section 9.2          Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.2 shall be void, ab initio.

Section 9.3            Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective Parties at the following addresses or email addresses as follows (or at such other address or email address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Zymeworks Inc.
114 East 4th Avenue, Suite 800
Vancouver, BC, Canada V5T 1G4

Attention:      [***]

Email:              [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116

Attention:	Graham Robinson
Rachael G. Coffey
Dan Li
Email:	graham.robinson@kirkland.com;
rachael.coffey@kirkland.com
dan.li@kirkland.com

(b)	if to the Company:

Theravance Biopharma, Inc.

c/o Theravance Biopharma US, LLC

901 Gateway Boulevard

South San Francisco, CA 94080

Attention:	[***]
Email:	[***]

with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301

Attention:	Amr Razzak
Email:	Amr.Razzak@skadden.com

All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the next Business Day after being sent by courier or express delivery service (with confirmation of delivery), (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the day following the date of transmission thereof; provided that no “bounce back” or similar message of non-delivery is received with respect thereto.

Section 9.5            Certain Definitions.

(a)          Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is no less favorable in the aggregate to the Company than the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement, including that such confidentiality agreements need not contain a standstill provision);

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly, controlling, controlled by, or under common control with, such Person;

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, San Francisco, California or Ireland;

“CA2014” means the Companies Act 2014 of Ireland (as amended);

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Equity Award” means any Company Option, Company RSU Award, or Company PSU Award;

“Company ESPP” means the Company’s 2013 Employee Share Purchase Plan, as may be amended from time to time;

“Company Intellectual Property” means any Intellectual Property that is owned (or purported to be owned) by the Company or any of its wholly owned subsidiaries;

“Company Option” means each outstanding option to purchase Ordinary Shares granted by the Company pursuant to any Company Share Plan except the Company ESPP;

“Company PSU Award” means each outstanding award of restricted share units granted by the Company pursuant to any Company Share Plan that was granted subject to performance-based vesting conditions;

“Company RSU Award” means each outstanding award of restricted share units granted by the Company pursuant to any Company Share Plan other than Company PSU Awards;

“Company Share Plans” means, collectively, the Company’s Amended and Restated 2013 Equity Incentive Plan, the Company ESPP and the Company’s 2014 New Employee Equity Incentive Plan (each as may be amended from time to time), and a “Company Share Plan” means any one of the foregoing plans;

“Company Systems” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by, or licensed or leased to, the Company or any of its subsidiaries;

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other written instrument that, in each case, is legally binding;

“control” (including the terms “controlling,” “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Data Privacy Requirements” mean (i) applicable Laws governing data privacy, data protection, data security, or the Processing of Personal Data (“Data Privacy Laws”); (ii) the Company’s and its subsidiaries’ internal or external written privacy policies; and (iii) written contractual obligations of the Company or any of its subsidiaries to the extent related to data privacy, data protection, data security or the Processing of Personal Data;

“Environmental Laws” shall mean all applicable Laws regarding pollution or protection of the environment, or the effect of the environment on public or worker health or safety;

“Financing Sources” means any lender, arranger, bookrunner, administrative agent, syndication agent, underwriter, initial purchaser, placement agent, trustee or other person providing any portion of, or engaged in connection with, the Financing or any other financing consummated or proposed to be consummated by Parent or any of its subsidiaries in connection with the transactions contemplated by this Agreement, including the entities party to the Financing Commitments, any Person party any other commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit agreements or other agreements entered in connection with the Financing or such other financing and any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective former, current or future officers, directors, employees, agents, advisors, representatives, shareholders, limited partners, managers, members or partners and their respective successors and assigns, other than in each case Parent or Merger Sub or any of their Affiliates;

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

“Hazardous Material” shall mean any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “a pollutant” “a contaminant,” or words of similar meaning, or for which liability or standards of conduct may be imposed, under any Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Intellectual Property” means all intellectual property in any jurisdiction in the world, including rights in and to all: (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) copyrights and copyrightable subject matter (“Copyrights”); (iii) trademarks, service marks, names, corporate names, trade names, domain names, favicons, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iv) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies; and (v) registrations, applications and renewals related to any of the foregoing;

“knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Company Disclosure Letter; provided that, with respect to Intellectual Property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Parent Disclosure Letter;

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of the Company’s subsidiaries thereunder;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon;

“Lien” means any lien, pledge, security interest, encumbrance, covenant not to sue, option or charge;

“made available” means, with respect to any document or other information mean such document or other information was (i) provided by one Party or its Representatives to the other Party or its Representatives, (ii) uploaded by a Party or its Representatives to the virtual data room of such Party available to the other Party or its Representatives or (iii) filed by a Party with the SEC and publicly available on EDGAR, in each case, through the date hereof;

“Material Adverse Effect” means any event, development, change, effect, circumstance or occurrence (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with all other Effects has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operation of the Company and its subsidiaries, taken as a whole; provided that, no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or be taken into account when determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) (A) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world in which the Company or its subsidiaries have operations, including as a result of changes in geopolitical conditions and (B) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) (A) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, or the identity of Parent or its Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries (other than for purposes of the representations and warranties contained in Section 3.5, to the extent that such representation or warranty expressly addresses consequences resulting from the negotiation, execution or delivery of this Agreement or the permitted announcement of this Agreement and the related conditions to Closing), (B) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and (C) any action taken or omitted by the Company at the request of or with the consent of Parent or Merger Sub, (iv) changes in any applicable Laws or regulations or GAAP or other applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic, epidemic, disease outbreak (including the COVID-19 virus pandemic) and government responses thereto or other comparable events or outbreak or escalation or general worsening of any of the foregoing or of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism the occurrence in any place of any military or terrorist attack or event, tariffs, trade wars, or any broad-based cyber-attack, cyberterrorism, data security incident or data breach, or national or international political or social conditions, or any material worsening of any such conditions threatened or existing as of the date of this Agreement, (vi) any decline in the market price or trading volume of the Ordinary Shares or the credit rating or credit rating outlook of the Company (but not the underlying cause of such decline to the extent such underlying cause is not otherwise excluded from the definition of “Material Adverse Effect” hereunder), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause of such failure to the extent such underlying cause is not otherwise excluded from the definition of “Material Adverse Effect” hereunder), or (viii) any Action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, or (ix) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except in the cases of clauses (i), (ii), (iv) or (v) to the extent that the Company and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the same industries and geographic markets in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

“Material Contract” means each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the Company’s most recently filed annual report on Form 10-K as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Share Plan or other Company Plan);

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control;

“Off-the-Shelf Software Licenses” means licenses granted to the Company or its subsidiaries for standard, commercially available, off-the-shelf software for the Company’s or its subsidiaries’ use;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any competent Governmental Entity;

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned by the Company or any subsidiary of the Company;

“Permitted Liens” means (A) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease and sublease, (B) covenants, conditions, restrictions, easements, rights of way or other similar matters of record affecting title to real property, and zoning, building and other similar restrictions, in each case which do not materially impair the use or occupancy of such real property in the operation of the business of the Company or any of its subsidiaries conducted thereon, (C) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts which are not yet past due or which are being contested by appropriate proceedings, (F) licenses and other grants of rights or obligations with respect to Intellectual Property granted by the Company or its subsidiaries which, after the date hereof, were entered into in accordance with this Agreement, and (G) Liens securing indebtedness or liabilities that (x) are reflected in the SEC Reports filed or furnished prior to the date hereof and (y) that have otherwise been disclosed to Parent as of the date of this Agreement;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

“Personal Data” means any data or other information that (a) can be used, directly or indirectly, alone or in combination with other information, to identify an individual or (b) is defined as “personally identifiable information,” “personal information,” “personal data” or other similar terms under any Data Privacy Laws;

“Process” means any operation or set of operations performed on Personal Data, including creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying;

“Registered Intellectual Property” means any Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Entity (or other registrar in the case of domain names), including any issued Patents and Patent applications, Copyright registrations and applications and Trademark registrations and applications;

“Representatives” of a Person means such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives;

“Required Regulatory Approvals” means any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period listed on Section 7.1(c) of the Company Disclosure Letter;

“Sanctioned Country” means a country or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea regions of Ukraine, and the non–government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine, and, until July 1, 2025, Syria);

“Sanctioned Person” means (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom; (b) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Country; or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a)-(b);

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU Member State;

“subsidiary” or “subsidiaries” means, with respect to any Person (A) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof (including through any contractual arrangement) and (B) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests, through any contractual arrangement or otherwise, or (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity (including through any contractual arrangement). For the avoidance of doubt, for purposes of this Agreement, each branch office of any subsidiary of the Company, whether registered or not as required by the applicable laws of the jurisdiction of its operation, shall be deemed as a subsidiary of the Company;

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

“Treasury Regulations” means Treasury regulations promulgated under the Code; and

“United States” or “U.S.” means the United States of America.

(b)          Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
50%	Section 6.3(g)(iii)
Acceptable Confidentiality Agreement	Section 9.5(a)
Acquisition Proposal	Section 6.3(g)(i)
Action	Section 3.10
Affiliate	Section 9.5(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)(i)(C)

Alternative Financing	Section 6.11(a)
Anti-Corruption Laws	Section 3.6(b)
Antitrust Laws	Section 9.5(a)
Applicable Date	Section 3.7(a)
Auditor’s Report	Exhibit C
Bankruptcy and Equity Exception	Section 3.4
Board of Directors	Recitals
Book-Entry Shares	Section 2.3(b)(i)
Business Day	Section 9.5(a)
CA2014	Section 9.5(a)
Canceled Shares	Section 2.1(b)
Cayman Companies Act	Recitals
CBA	Section 3.8(a)(ix)
Certificates	Section 2.3(b)(i)
Change in Control Payment	Section 3.8(a)(xiv)
Change of Recommendation	Section 6.2(b), Section 6.3(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 9.5(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Equity Award	Section 9.5(a)
Company ESPP	Section 9.5(a)
Company Intellectual Property	Section 9.5(a)
Company Option	Section 9.5(a)
Company Plan	Section 3.11(a)
Company PSU Award	Section 9.5(a)
Company Registered Intellectual Property	Section 3.17(a)
Company Related Party	Section 8.2(e)
Company Requisite Vote	Section 3.4
Company RSU Award	Section 9.5(a)
Company Securities	Section 3.3(c)
Company Service Providers	Section 3.11(a)
Company Share Plan	Section 9.5(a)
Company Share Plans	Section 9.5(a)
Company Systems	Section 9.5(a)
Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreement	Section 6.6(b)
Consultation Agreement	Section 6.19(c)
Continuing Employees	Section 6.9(a)
Contract	Section 9.5(a)
control	Section 9.5(a)
controlled	Section 9.5(a)
controlled by	Section 9.5(a)
controlling	Section 9.5(a)
Copyrights	Section 9.5(a)

Current Insurance	Section 6.10(c)
CVR	Section 2.1(a)
CVR Agreement	Recitals
CVR License Agreement	Section 6.19(a)
CVR License Transaction	Section 6.19(a)
CVRs	Section 2.1(a)
Data Privacy Laws	Section 9.5(a)
Data Privacy Requirements	Section 9.5(a)
Definitive Agreements	Section 6.11(a)
Dissenter Rights	Section 2.1(c)
Dissenting Shareholder	Section 2.1(c)
Dissenting Shares	Section 2.1(c)
Effect	Section 9.5(a)
Effective Time	Section 1.3
Effects	Section 9.5(a)
End Date	Section 8.1(c)
Environmental Laws	Section 9.5(a)
ERISA	Section 3.11(a)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.3(a)
Financial Advisor	Section 3.19
Financing	Section 4.7(a)
Financing Commitments	Section 4.7(a), Section 6.11(a)
Financing Reorganization	Section 6.18
Financing Sources	Section 9.5(a)
GAAP	Section 9.5(a)
Governmental Entity	Section 3.5(b)
Hazardous Material	Section 9.5(a)
HSR Act	Section 9.5(a)
Indemnified Parties	Section 6.10(a)
Intellectual Property	Section 9.5(a)
Intervening Event	Section 6.3(g)(ii)
Intervening Event Notice Period	Section 6.3(d)
knowledge	Section 9.5(a)
Law	Section 9.5(a)
Lease	Section 9.5(a)
Leased Real Property	Section 9.5(a)
License Representative	Section 6.19(c)
Licensee	Section 6.19(a)
Licenses	Section 3.6(a)
Lien	Section 9.5(a)
made available	Section 9.5(a)
Material Adverse Effect	Section 9.5(a)
Material Contract	Section 9.5(a)
Material Leases	Section 3.14(b)
Maximum Amount	Section 6.10(c)

Memorandum and Articles of Association	Section 3.2
Merger	Recitals
Merger Sub	Preamble
Negotiating	Section 6.19(a)
Notice of Intervening Event	Section 6.3(d)
Notice of Superior Proposal	Section 6.3(c)(ii)
OFAC	Section 9.5(a)
Off-the-Shelf Software Licenses	Section 9.5(a)
Order	Section 9.5(a)
Ordinary Shares	Section 3.3(a)
Owned Real Property	Section 9.5(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 7.3(a)
Parent Plan	Section 6.9(b)
Parent Related Party	Section 8.2(f)
Parent Termination Fee	Section 8.2(b)(iii)
Parties	Preamble
Party	Preamble
Patents	Section 9.5(a)
Paying Agent	Section 2.3(a)
Per Share Cash Consideration	Section 2.1(a)
Per Share Merger Consideration	Section 2.1(a)
Permitted Liens	Section 9.5(a)
Person	Section 9.5(a)
Personal Data	Section 9.5(a)
Plan of Merger	Section 1.3
Post-Closing Benefits Continuation Period	Section 6.9(a)
Preferred Shares	Section 3.3(a)
Process	Section 9.5(a)
Prohibited Modifications	Section 6.11(a)
Proxy Statement	Section 3.16
Recommendation	Section 3.4
Registered Intellectual Property	Section 9.5(a)
Registrar of Companies	Section 1.3
Relevant Sum	Exhibit C
Reorganization Steps	Exhibit C
Representatives	Section 9.5(a)
Required Regulatory Approvals	Section 9.5(a)
Restricted Activity	Exhibit C
Sanctioned Country	Section 9.5(a)
Sanctioned Person	Section 9.5(a)
Sanctions	Section 9.5(a)
SAP	Exhibit C
SAP Auditor	Exhibit C
SAP Declaration	Exhibit C

SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.5(b)
Shareholders Meeting	Section 6.2(a)
Strategic Review Committee	Recitals
subsidiaries	Section 9.5(a)
subsidiary	Section 9.5(a)
Superior Proposal	Section 6.3(g)(iii)
Superior Proposal Notice Period	Section 6.3(c)(ii)
Surviving Company	Section 1.1
Takeover Statute	Section 3.21
Tax Law	Section 3.15(m)(ii)
Tax Return	Section 3.15(m)(iii)
Taxes	Section 3.15(m)(i)
Trademarks	Section 9.5(a)
Transaction Documents	Section 9.5(a)
Transaction Litigation	Section 6.13
Treasury Regulations	Section 9.5(a)
U.S.	Section 9.5(a)
under common control with	Section 9.5(a)
United States	Section 9.5(a)
Yupelri Agreements	Section 3.8(a)(xvii)
Yupelri Rights	Section 3.9

Section 9.6            Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.7            Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the CVR Agreement and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.

Section 9.8            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Ordinary Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement and the CVR Agreement, (c) at and after the Effective Time, the rights of the holders of Company Options, the Company RSU Awards and the Company PSU Awards to receive the payments contemplated by Section 2.2(b) and the CVR Agreement, (d) each Company Related Party shall be a third-party beneficiary of Section 8.2, (e) the rights of the Financing Sources set forth in Section 9.16, which are intended for the benefit of the Financing Sources and (f) at and after the Effective Time, solely with respect to the provisions relating to Parent’s execution of the CVR Agreement (including pursuant to Section 7.3(d)) and the Company’s appointment of the License Representative pursuant to Section 6.19(c), which shall inure to the benefit of the Holders.

Section 9.9            Governing Law.

(a)          This Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) or the negotiation, execution or performance of this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)          Notwithstanding the foregoing, any provisions of this Agreement and matters arising out of or relating to this Agreement which are required to be governed by the Cayman Companies Act or other Laws of the Cayman Islands, including the following matters shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, and in respect of such matters the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Merger; the second sentence of Section 1.4; Section 1.5; Section 1.6; the second sentence of Section 2.1(b); Section 2.1(d); Section 2.2 (with respect to Company Equity Awards granted under the Company’s Amended and Restated 2013 Equity Incentive Plan and the Company’s 2014 New Employee Equity Incentive Plan, as they may be amended from time to time); the cancellation of the Ordinary Shares; the striking-off the Register of Companies of Merger Sub following the Closing; Section 2.1(c) and the rights provided for in Section 238 of the Cayman Companies Act with respect to any Dissenting Shares; the fiduciary or other duties of the Board of Directors and the directors of Merger Sub; and the internal corporate affairs of the Company and Merger Sub.

Section 9.10          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12          Specific Performance.

(a)          The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.4 and Section 6.10(b), by Parent or Merger Sub.

(b)          Notwithstanding the foregoing or anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to cause Parent and Merger Sub to consummate the Closing in accordance with Article I if, but only if, (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the financing provided for by the Financing Commitment (or any Alternative Financing, if applicable) has been funded in full, and (iv) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the Financing (or any Alternative Financing, if applicable) are funded, then the Closing would occur.

(c)          Each of the Parties, on its behalf and on behalf of its Affiliates, hereby agrees that it will not, and will cause its Affiliates not to, oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)          Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee pursuant to Section 8.2(b), under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance or other equitable relief that results in a Closing, and (2) payment of the Parent Termination Fee.

(e)          Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Company Termination Fee pursuant to Section 8.2(b), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (1) a grant of specific performance or other equitable relief that results in a Closing, and (2) payment of the Company Termination Fee.

Section 9.13          Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.4 shall be deemed effective service of process on such party. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.14          Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY FINANCING SOURCE) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15          Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including.” The word “will” shall be construed to have the same meaning as the word “shall.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. References to written consent of a Party in this Agreement shall include email. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.16          Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Parent under or pursuant to any Financing Commitment or any other agreement entered into with respect to the Financing):

(a)          each Party, on its behalf and on behalf of its Company Related Parties and Parent Related Parties (as applicable), hereby irrevocably and unconditionally agrees that it will not, and will cause its Company Related Parties and Parent Related Parties (as applicable) not to, bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or under the Financing (or any Alternative Financing) in any way relating to this Agreement or the Financing Commitments or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a Federal court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and each Party, on its behalf and on behalf of its Company Related Parties and Parent Related Parties (as applicable), irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such claim, action, suit, legal proceeding, investigation, arbitration or litigation. The Parties, on its behalf and on behalf of its Company Related Parties and Parent Related Parties (as applicable), further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.14, mutatis mutandis, but with respect to the courts specified in this Section 9.16.

(b)          except as specifically set forth in the Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing Commitments or the performance hereof or thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to conflict of laws principles that would require or permit the application of Laws of another jurisdiction.

(c)          each Party, on its behalf and on behalf of its Company Related Parties and Parent Related Parties (as applicable), hereby irrevocably and unconditionally agrees that (i) neither the Company nor any Company Related Party shall have any rights or claims against any Financing Source, in any way relating to this Agreement, the Financing Commitments or the transactions contemplated hereby or thereby, or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the Financing, whether at law or equity, in contract, in tort or otherwise, (ii) the Company (on behalf of itself and the Company Related Parties) agrees not to commence or support any Action against any Financing Source (including any Action, whether in law or in equity, whether in contract or in tort or otherwise) with respect to the foregoing and agrees not to commence or support any Action against any Financing Source with respect to the foregoing and otherwise waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Financing, or any of the agreements entered into in connection therewith (including, for the avoidance of doubt, the Financing Commitments and the definitive documents governing the Financing) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity and whether in tort, contract or otherwise and (iii) no Financing Source shall have any liability to the Company nor any of the Company Related Parties for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof or the Financing, whether at law or equity, in contract, in tort or otherwise.

(d)          Parent (or any of its Affiliates) may pledge its rights hereunder as security to any of its Financing Sources (or any agent or collateral trustee for any such person); provided that no such assignment shall relieve Parent of any of its obligations hereunder.

(e)          each Financing Source shall be a third-party beneficiary of, and may enforce, any of the provisions in, Section 6.18 (including Exhibit C hereof), Section 8.2, Section 9.8(e), Section 9.12, Section 9.14 and this Section 9.16. To the extent any amendments, supplements, waivers or other modifications to any provision of Section 6.18 (including Exhibit C hereof), Section 8.2, Section 9.8(e), Section 9.12, Section 9.14 or this Section 9.16 (or, solely as they relate to such Section, the definitions of any terms used in such provisions) are adverse to the Financing Sources in their capacities as such, such provisions shall not be amended, supplemented, waived or otherwise modified without the prior written consent of the applicable Financing Sources.

Notwithstanding anything contained herein to the contrary, nothing in this Section 9.16 shall in any way affect the rights and remedies under any definitive agreement relating to the Financing or an Alternative Financing between a Financing Source and the party to such definitive agreement and Parent or such party to such definitive agreement may enforce and seek remedies thereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

PARENT:

ZYMEWORKS INC.

By:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chief Executive Officer

MERGER SUB:

ZYMEWORKS MERGER SUB 1

By:	/s/ Catherine Graham
Name: Catherine Graham
Title: Director

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 202[•] (this “Agreement”), is entered into by and between Zymeworks Inc., a Delaware corporation (“Parent”), and [•], a [•], as Rights Agent.

RECITALS

WHEREAS, Parent, Theravance Biopharma, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Zymeworks Merger Sub I, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of June 28, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”) as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions set forth in the Merger Agreement, holders of Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and the Dissenting Shares, in each case, as defined in the Merger Agreement), including holders of Company Options, Company RSU Awards and Company PSU Awards will be entitled to receive a right to contingent payments (as set forth in the Merger Agreement), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1         Definitions. Capitalized terms used in and not otherwise defined in this Agreement will have the meanings given to such terms in the Merger Agreement. As used in this Agreement, the capitalized terms below have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly, controlling, controlled by, or under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assignee” has the meaning set forth in Section 6.3(a).

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, San Francisco, California or Ireland.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than fifty percent (50%) of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or the (c) acquisition of beneficial ownership by any Person or group of more than fifty percent (50%) of the outstanding voting securities of such Person.

“Cover” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under such Patent Right, the manufacture, use, sale, offer for sale or importation of such subject matter would infringe a claim in such Patent, or, in the case of a Patent that has not issued, would infringe a claim in such Patent application if such application were to issue as a patent.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CVR License Proceeds” means eighty percent (80%) of any Net License Proceeds.

“CVR Payment Amount” means (a) in respect of any CVR License Proceeds to be paid by Parent or any of its Affiliates (including the Surviving Company) to any given Holder per CVR, the amount of (i) such CVR License Proceeds, divided by (ii) the total number of CVRs outstanding as of the close of business on the date of the applicable Payment Notice, (b) in respect of the First Commercial Sale Milestone, the First Commercial Sale Milestone Payment and (c) in respect of any Royalties to be paid by Parent or any of its Affiliates (including the Surviving Company) to any given Holder per CVR, the amount of (i) such Royalties, divided by (ii) the total number of CVRs outstanding as of the close of business on the date of the applicable Payment Notice; provided that, to the extent a CVR Payment Date will occur more than five (5) years after the Effective Time, the total number of CVRs outstanding as of the close of business on the relevant date for purposes of prong (a), (b) and (c) shall exclude any Equity Award CVRs that are ineligible for such payments due to the Section 409A Condition.

“CVR Payment Date” means (a) with respect to any CVR License Proceeds, no later than thirty (30) days after (i) the Closing Date, if a CVR Product License has been executed prior to such date and License Proceeds were actually paid to Parent or its Affiliates (including the Surviving Company) prior to the Closing Date and (ii) the end of a calendar quarter in which Parent or any of its Affiliates were actually paid any License Proceeds, (b) with respect to the First Commercial Sale Milestone Payment, no later than thirty (30) days after the First Commercial Sale Milestone occurs, and (c) with respect to the Royalties, no later than thirty (30) days after the end of each calendar quarter during the Royalty Term.

2

“CVR Product” means any therapeutic product that contains ampreloxetine or any salt, ester, prodrug, metabolite, solvate, polymorph, free-base, hydrate, or isomer thereof, including all forms, presentations, doses, or formulations of the foregoing.

“CVR Product License” means a license, sublicense, sale, transfer, divestiture, disposition or other monetization transaction of any CVR Product for use for any indication in any country, or any rights (including intellectual property) related thereto (a “Disposition”), entered into with a third party prior to the License Expiration Date; provided that a CVR Product License does not include any Contract providing for (a) the mere right to distribute or purchase the CVR Product from Parent or its Affiliates, (b) third-party subcontractors that act on behalf of Parent or its Affiliates in the supply chain or that perform discrete services on behalf of Parent or its Affiliates, (c) any license or sublicense granted by Parent or its Affiliates to settle any litigation or a dispute in connection with which no license fee royalty, upfront, milestone or other similar payments for rights to exploit the applicable Intellectual Property is paid or payable, or (d) compulsory licenses to the extent required by any Governmental Entity (it being understood with respect to the inclusion of a “sale” in this definition that in certain circumstances such a transaction could create financial concerns for Parent that may cause it to exercise its right not to consent to such transaction).

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award.

“Final Determination” means with respect to (a) United States federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than United States federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First Commercial Sale” means, with respect to a CVR Product, the first bona fide sale in an arm’s length transaction in a country to a third party by or on behalf of Parent or any of its Affiliates (but not by or on behalf of the counterparty to any CVR Product License or any of its Affiliates exercising rights under such CVR Product License) following receipt of approval from the applicable Governmental Authority to market and sell such CVR Product in such country, including, where required as a legal prerequisite to sale, applicable pricing and reimbursement approvals. For the avoidance of doubt, a first sale for compassionate use or named patient program sales, for use in clinical trials or other research and development activities, as samples, or for testing, validation or regulatory purposes, or supply that is made free of charge, by donation, or at or below cost, shall not constitute a First Commercial Sale for purposes of this Agreement.

3

“First Commercial Sale Milestone” means the First Commercial Sale of any CVR Product in any Major Market; provided that such sale occurs on or prior to the License Expiration Date.

“First Commercial Sale Milestone Payment” means $[___] per CVR1.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“License Expiration Date” means the date that is ten (10) years after the Closing Date.

“Major Market” means any of the United States, United Kingdom, Spain, France, Germany and Italy.

“Net License Proceeds” means any consideration that is actually paid to Parent or any of its Affiliates in connection with the CVR Product License, without duplication, including upfront, milestone, royalty, and other similar payments but excluding any consideration specifically identified by the counterparty to such CVR Product License or any of its Affiliates as payment to reimburse Parent or its Affiliates for costs incurred under the CVR Product License for research and development services or patent prosecution (“License Proceeds”), net of Permitted Deductions. For clarity, in no event will a Change of Control of Parent or its Affiliates be deemed to create or result in Net License Proceeds unless at the time of such Change of Control, the CVR Product represents all or substantially all of the assets or business of the Parent or the applicable Affiliate.

“Net Sales” means, with respect to any CVR Product, the gross amount invoiced for such CVR Product by or on behalf of Parent or any of its Affiliates (but not by or on behalf of the counterparty to any CVR Product License or any of its Affiliates exercising rights under such CVR Product License) to a third party, less the following deductions actually incurred, allowed, paid and accrued, to the extent with respect to such CVR Product, in each case, by Parent or its applicable Affiliates as calculated in accordance with GAAP:

(a)            trade, cash and quantity discounts, cash and non-cash coupons, and chargeback payments and rebates granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state, or local Governmental Authorities;

(b)            credits, allowances and chargebacks for claims, spoiled, damaged or outdated goods, rejections or returns, including product returned in connection with recalls or withdrawals;

(c)            Taxes (other than income Taxes) levied directly or indirectly on the sale, export or import, including VAT (net of any reimbursement of VAT actually received);

(d)            actual freight and insurance costs incurred, but not reimbursed by customers, in transportation to customers;

1 Note to Draft: To be $50 million in the aggregate for the total number of CVRs.

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(e)            any fees or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a Governmental Authority, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or similar sales-based fees adopted in the future, in each case, to the extent reasonably allocable to sales of the applicable product; and

(f)            amounts that are written off as uncollectible in accordance with the accounting procedures of the applicable Seller; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, such item may not be deducted more than once. Unless otherwise specified herein, Net Sales shall be calculated in accordance with GAAP.

Sales of the applicable CVR Product by a Parent to any of its Affiliates for subsequent resale by such Affiliate (or vice versa) to a third party will not be a sale for purposes of “Net Sales.” Net Sales shall include any monetary damages from a third party in an action brought for such third party’s infringement of any Patents that Cover any CVR Product, less any out-of-pocket, unreimbursed expenses incurred by the Parent or any of its Affiliates in bringing such action.

The supply of CVR Product as samples for charitable or promotional purposes, for use in non-clinical studies or clinical trials or any test or other studies reasonably necessary to comply with any applicable Laws, or other instances that are otherwise normal and customary in the industry, including “treatment IND sales,” “named patient sales,” “compassionate use sales” and other sales as part of an expanded access program, shall not be included in the computation of Net Sales. In the case of any non-cash consideration received by Parent or its Affiliates (as applicable) for sale of a Product, the amount included in Net Sales shall be the fair market value of such non-cash consideration.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, or other Person duly authorized to act on behalf of Parent for such purpose or for any general purpose.

“Permitted Deductions” means the sum, without duplication, of the following costs or expenses:

(a) any documented Ampreloxetine Royalty Payments (as defined in the RP Agreement) actually paid by Parent or any of its Affiliates (including the Surviving Company) to Royalty Pharma Investments 2019 ICAV or any successor or assignee thereof pursuant to the RP Agreement to the extent solely with respect to the CVR Product with respect to which the applicable License Proceeds are payable;

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(b) any applicable Taxes (including any applicable value added or sales Taxes) imposed on the CVR Product License or with respect to the License Proceeds (and which are either imposed on Parent, the Company or their Affiliates or otherwise reduce the amount of License Proceeds received by Parent, the Company or their Affiliates) that would not have been incurred by Parent, the Company or their Affiliates but for (i) the consummation of the CVR Product License, (ii) the License Proceeds having been received or accrued by the Company, the Surviving Company or its or their applicable subsidiaries or (iii) in connection with the distribution of the License Proceeds to Parent for the performance of its obligations under this Agreement (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent, the Company or their Affiliates in respect of the License Proceeds, such income Taxes shall be calculated without taking into account any net operating losses or other tax attributes (including Tax credits and capital loss carryovers) or any deductions generated by Parent, the Company or any of their Affiliates at any time before or following the Closing, other than, in each case, (x) any Tax basis that Parent, the Company or their Affiliates may have in the rights or assets licensed pursuant to a CVR Product License that is available for offset against the License Proceeds or (y) any Tax attributes generated by a Permitted Deduction otherwise taken into account under this Agreement;

(c) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in the Disposition of such CVR Product and actually paid by Parent or any of its Affiliates (including the Surviving Company) to a third party during the term of this Agreement, including research and development costs for such CVR Product, costs of required technology transfer activities for such CVR Product pursuant to the CVR Product License, costs in respect of head licenses for sublicensed technology that claims, covers or is otherwise incorporated in such CVR Product, and prosecution, maintenance, or enforcement by Parent or any of its Affiliates of Intellectual Property that covers claims or is otherwise used with such CVR Product, but excluding any costs related to a breach of this Agreement by Parent or any of its Affiliates, including costs incurred in litigation in respect of the same;

(d) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in compliance with Parent’s or its Affiliates’ obligations under the CVR Product License in respect of such CVR Product and actually paid by Parent or any of its Affiliates (including the Surviving Company) to the counterparty to the applicable CVR Product License during the CVR Period; and

(e) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in negotiation of or entering into any CVR Product License with respect to such CVR Product and actually paid by Parent or any of its Affiliates to a third party including any representative’s fee, rights agent fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee, legal fees, or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, but excluding any costs related to a breach of this Agreement by Parent or any of its Affiliates, including costs incurred in litigation in respect of the same.

For the avoidance of doubt, notwithstanding anything to the contrary herein, Permitted Deductions shall not include, and no amount shall be deducted from License Proceeds in respect of, any (a) indirect, overhead, general or administrative costs or expenses; (b) internal costs of Parent or any of its Affiliates, including salaries, wages, benefits, bonuses or other compensation of any employee, officer or director; (c) allocated, apportioned or imputed costs of any kind; (d) depreciation, amortization or other non-cash charges; (e) cost or expense not actually paid in cash to a bona fide third party that is not an Affiliate of Parent; or (f) cost or expense incurred in connection with any product or service other than the applicable CVR Product.

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“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC.

“Regulatory Authority” means, with respect to a particular country, the Governmental Authority(ies) responsible for granting approval for the commercial marketing and sale (including pricing and reimbursement approval) of a drug product, including U.S. Food and Drug Administration (or any successor thereto) in the U.S.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a CVR Product other than Patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), and rights similar thereto outside the U.S.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Royalties” means the product obtained by multiplying (1) ten percent (10%) by (2) the aggregate amount of Net Sales of the CVR Products during the applicable period.

“Royalty Term” means, on a country-by-country basis and CVR Product-by-CVR Product basis, the period commencing on the First Commercial Sale of such CVR Product in such country and continuing until the later of (i) the expiration of the last-to-expire Patent (which has not been held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in an unappealable decision or unappealed decision within the time allowed for appeal) that Covers such CVR Product in such country; (ii) the expiration of any Regulatory Exclusivity for such CVR Product in such country; or (iii) the tenth (10th) anniversary of the First Commercial Sale of such CVR Product in such country.

“RP Agreement” means that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Theravance Biopharma, Inc. and Royalty Pharma Investments 2019 ICAV, as amended, modified, or supplemented.

“Section 409A Condition” has the meaning ascribed to it in Section 2.1 of this Agreement.

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“United States” means the United States of America and its territories and possessions.

Section 1.2         Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including.” The word “will” shall be construed to have the same meaning as the word “shall.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. References to written consent of a party in this Agreement shall include email.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1         CVRs. In accordance with the Merger Agreement and pursuant to the Merger, each Holder is entitled to one CVR for (a) each Ordinary Share, (b) each Ordinary Share underlying a Company Option that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(i) of the Merger Agreement, (c) each Ordinary Share underlying a Company RSU Award that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(ii) of the Merger Agreement and (d) each Ordinary Share underlying a Company PSU Award that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(iii) of the Merger Agreement. Each CVR represents the right of a Holder to receive the CVR Payment Amount in accordance with this Agreement. Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, solely to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Holders of Equity Award CVRs shall not be eligible to receive CVR Payment Amounts that are payable on any CVR Payment Date that will occur more than five (5) years after the Effective Time, in accordance with Treasury Regulation section 1.409A-3(i)(5)(iv)(A) (the “Section 409A Condition”). Equity Award CVRs shall cease to be outstanding if and when they become ineligible to accrue CVR Payment Amounts due to the Section 409A Condition.

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Section 2.2         Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2, shall be void ab initio and of no effect.

Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent, acting solely for this purpose as a non-fiduciary agent of Parent, will keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable Holders, as well as transfers of CVRs as herein provided. The entries in the CVR Register shall be conclusive absent manifest error, and Parent and the Rights Agent shall treat each Person whose name is recorded in the CVR Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The CVR Register shall be available for inspection by the Parent at any reasonable time and from time to time upon reasonable prior notice. The Rights Agent is hereby initially appointed the CVR registrar (the “CVR Registrar”) for purposes of registering CVRs and Permitted Transfers of CVRs as provided for herein. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar. The CVR Register will initially show one position for Cede & Co. representing all of the Ordinary Shares held by DTC on behalf of the street holders of the Ordinary Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer (i) in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, (ii) that is duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and (iii) that sets forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the transfer complied with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such Tax or charge has been paid or is not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.

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(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4         No Diligence Obligations. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that any License Proceeds or Royalties will become payable or be paid to Parent or its Affiliates at all or by any specific date, or that any CVR Product License will be executed, or that the First Commercial Sale Milestone will occur, and (y) no statements, assessments, or predictions have been made or are being provided, and no reliance on any statements, assessments, or predictions should be made, in any case regarding (A) the likelihood of any CVR Product License being executed prior to the License Expiration Date, that the First Commercial Sale Milestone will occur or that there will be any Net Sales or (B) even if a CVR Product License is executed prior to the License Expiration Date, that any License Proceeds will become payable or be paid to Parent or its Affiliates (ii) there is no assurance that the Holders will receive any payment under this Agreement, including as described under Section 2.5, unless, and if and only if, (1) both a CVR Product License is executed prior to the License Expiration Date and Parent or any of its Affiliates actually receive payment of any License Proceeds or (2) the First Commercial Sale Milestone occurs, (iii) Parent has not prior to the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 2.5 and no statements of Parent, that have been, or may be, made, may, or will, be construed as Parent making any such promise or projection, (iv) (A) except as otherwise expressly set forth herein or in the Merger Agreement, none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), or will rely on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), in respect of any payments described in Section 2.5, including with respect to the operation of the Surviving Company’s business following the Closing Date, (B) Parent shall have the right to, or not to, own, operate, use, (sub)license, research, develop, commercialize and otherwise practice, use and exploit the assets of the Surviving Company’s business in any way that Parent deems appropriate in its sole business judgment, (C) neither Parent nor any of its Affiliates shall have any obligation to make any particular level of efforts or engage in any particular or specific activities in connection with the ownership of the Surviving Company or any other Person relevant to any License Proceeds or the CVR Product, or with respect to executing a CVR Product License or otherwise, and (D) Parent does not have any obligation, express or implied, to research, develop, manufacture, commercialize, or otherwise practice, use or exploit the assets of the Surviving Company’s business, in any manner, including in order to make, maximize or expedite the payments described in Section 2.5. Except as otherwise expressly set forth herein or in the Merger Agreement, the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (1) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (2) understands and agrees that no such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) have been, or will be, made by Parent, (3) acknowledges and agrees that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the control of Parent or its Affiliates, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs and (4) acknowledges and agrees that this Section 2.4 is an essential and material term of this Agreement.

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Section 2.5         Payment Procedures; Notices.

(a)            On or prior to each CVR Payment Date (if any), Parent shall (i) deliver to the Rights Agent (x) a written notice (A) indicating that the Holders are entitled to receive a payment of CVR License Proceeds, the First Commercial Sale Milestone Payment, or Royalties (as applicable), (B) in respect of a payment of CVR License Proceeds, including the amount of License Proceeds actually paid to Parent or its Affiliates in the calendar quarter prior to such CVR Payment Date and a calculation of Net License Proceeds for such calendar quarter and (C) in respect of a payment of Royalties, including the amount of Net Sales for the CVR Products during the applicable calendar quarter and a calculation of the Royalties related thereof (a “Payment Notice”) and (y) an Officer’s Certificate certifying the date of receipt of the CVR License Proceeds by Parent or any of its Affiliates, or the First Commercial Sale Milestone, (as applicable) and that the Holders are entitled to receive the applicable CVR License Proceeds, the First Commercial Sale Milestone Payment or Royalties (as applicable) and (ii) in accordance with Section 4.2, transfer to the Rights Agent the CVR Payment Amount then due and payable to each Holder. Notwithstanding anything to the contrary set forth herein, Parent shall, (I) or shall cause the Surviving Company to, pay the applicable CVR Payment to each holder of Equity Award CVRs through the Surviving Company’s or its Affiliates (including Parent’s or any of its Affiliates’) payroll system or any successor system for former employees, subject to Section 2.5(c) of this Agreement and (II) not be required to make any payments hereunder if no CVR Product License has been executed on or prior to the License Expiration Date or if no License Proceeds are actually paid to Parent or its Affiliates, or the First Commercial Sale Milestone does not occur, or pay any CVR License Proceeds with respect to License Proceeds or Royalties, respectively, for which CVR License Proceeds or Royalties (as applicable) have already been paid.

(b)            The Rights Agent will promptly, and, in any event, within ten (10) Business Days of receipt of any Payment Notice (each such date, a “Payment Notice Date”), send each Holder at its registered address a copy of the applicable Payment Notice. At the time the Rights Agent sends a copy of such Payment Notice to each Holder, the Rights Agent will also pay the applicable CVR Payment Amount to each Holder (other than amounts due to Holders in respect of Equity Award CVRs, which shall be paid in accordance with Section 2.5(a) and Section 2.5(c)), with each Holder receiving, subject to this Section 2.5(b), the CVR Payment Amount. The CVR License Proceeds, Royalties and First Commercial Sale Milestone Payment payable under this Agreement shall be paid in United States Dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Payment Notice Date.

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(c)            Parent or any of its Affiliates (or the Surviving Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any CVR Payment Amount such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law or other applicable Law, as may reasonably be determined by Parent or the Rights Agent; provided that with respect to payments in respect of Equity Award CVRs, any such withholding shall be made, or caused to be made, by Parent through the Surviving Company’s or its Affiliates’ payroll system, as relevant, or any successor payroll system. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall, solicit IRS Forms W-9 or an applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent or its Affiliates (or the Surviving Company or applicable successor in the case payments in respect of Equity Award CVRs) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At such times required by applicable Law, Parent or the Rights Agent, Parent (or the Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall use commercially reasonable efforts to deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form W-2, IRS Form 1042-S, or other applicable form evidence of such withholding to the extent required by applicable Law. CVR License Proceeds paid in respect of each Equity Award CVR shall be treated for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the CVR License Proceeds are made (and not upon the receipt of such Equity Award CVR) unless otherwise required pursuant to a Final Determination. Payments in respect of Equity Award CVRs are intended to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a holder of Equity Award CVRs or other Person in respect of Section 409A of the Code.

(d)            Any portion of any CVR Payment Amount delivered to the Rights Agent that remains undistributed to a Holder six (6) months after the date of the delivery of the Payment Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)            Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

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(f)            Parent and the Rights Agent agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) except to the extent treated as imputed interest, as additional consideration for, or in respect of, the Ordinary Shares; (ii) a “closed transaction” in which the fair market value of the CVRs is included in income in the taxable year of the Closing; and (iii) if and to the extent such amounts are paid to any person under this Agreement, a portion may be treated as interest to the extent required pursuant to Section 483 or Section 1274 of the Code and, in each case, none of the Parties will take any position to the contrary on any Tax Return, in each case, related to U.S. federal, and applicable state and local income Tax purposes, except as otherwise required by a Final Determination. Parent shall or shall cause the Rights Agent to report such imputed interest on the CVRs as required by applicable Law. The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including reporting the fair market value of the CVRs upon the Holders’ receipt of such CVRs on Internal Revenue Service Form 1099-B, which fair market value shall be reasonably determined by Parent in good faith, and reporting any payments hereunder on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. The Rights Agent shall use commercially reasonable efforts to distribute to security depository agents, clearing houses and other similar parties a statement prepared by Parent for purposes of reporting the fair market value of the CVR to Holders of CVRs (other than Equity Award CVRs) that are subject to United States federal income taxes but for which the Rights Agent is not required by applicable Law to report such value on Internal Revenue Service Form 1099-B or other applicable form.

(g)            The indemnification provided by this Section 2.5 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.6         No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)            The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any interests in the capital of, or any equity or ownership interest in, Parent or in any constituent company to the Merger, or any of their respective subsidiaries (including the Surviving Company).

Section 2.7         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V hereunder.

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ARTICLE III

THE RIGHTS AGENT

Section 3.1         Certain Duties and Responsibilities.

(a)            The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers and in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever, even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

(b)            The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Acting Holders in accordance with this clause (b).

Section 3.2         Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

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(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel, or an opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)            the Rights Agent shall not be liable and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, and Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)), including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct;

(i)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing (i), (1) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, and Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (1), the Rights Agent shall promptly repay such refund to Parent, and (2) to reimburse the Rights Agent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

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(j)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(k)            No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a CVR Payment Amount in any circumstance except as provided in Section 2.5(b).

Section 3.3         Resignation and Removal; Appointment of Successor.

(a)            Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified. The Acting Holders have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Acting Holders to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The Rights Agent will cooperate with Parent and any successor Rights agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

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Section 3.4         Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1         List of Holders.

(a)            Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders promptly after the Closing Date and in any event within thirty (30) days from the Closing Date and such other information as the Rights Agent may reasonably determine to be necessary to carry out its obligations under this Agreement. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to Parent promptly thereafter and, in any event, within two (2) Business Days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

(b)            Within five (5) Business Days after receipt by the Rights Agent of a written request by any three (3) or more Holders stating such Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which the requesting Holders propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Holders all information in the possession or control of the Rights Agent as to the names and addresses of all Holders, or (ii) inform such requesting Holders of the approximate number of Holders and the approximate cost of mailing to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in Section 4.1(b)(ii), the Rights Agent shall, upon the written request of the requesting Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within ten (10) Business Days after the requesting Holders have provided to the Rights Agent the material to be mailed and payment, or provision for the payment, of the reasonable expenses of such mailing.

Section 4.2         Payment of CVR Payment Amounts. Only if (a) a CVR Product License has been executed by Parent or its Affiliates (including the Surviving Company) on or prior to the License Expiration Date, in any calendar quarter when Parent or any of its Affiliates is actually paid any License Proceeds, (b) the First Commercial Sale Milestone occurs on or prior to the License Expiration Date or (c) there are Net Sales of any CVR during a calendar quarter during the Royalty Term, Parent shall, on or before the CVR Payment Date with respect to such License Proceeds, the First Commercial Sale Milestone Payment or Royalties (as applicable), deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.5, the aggregate amount necessary to pay the CVR Payment Amount for such calendar quarter to each of the Holders in accordance with this Agreement (not including amounts payable in respect of Equity Award CVRs). Notwithstanding anything to the contrary in this Agreement, once Parent has deposited the CVR Payment Amount in full with respect to the applicable License Proceeds, the First Commercial Sale Milestone Payment Amount, or Royalties (as applicable) no further payments will be due with respect to such License Proceeds, the First Commercial Sale Milestone Payment or Net Sales (as applicable).

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Section 4.3         Parent Actions.

(a)            Without the prior written consent of Holders of not less than sixty-six percent (66%) of the then-outstanding CVRs, neither Parent nor any of its Affiliates shall amend, restate, supplement, terminate, waive any right under or otherwise modify the RP Agreement or the CVR Product License, in each case, in a manner that results, or would reasonably be expected to result, in a material reduction in License Proceeds actually due to Parent or its Affiliates (each, a “Material Amendment”). Nothing in the foregoing will prevent Parent or its Affiliates from amending or restating the CVR Product License to the extent necessary to settle disputes or to comply with applicable Law.

(b)            Parent shall promptly provide the Rights Agent with written notice if any CVR Product License is entered and without limiting the foregoing, in the event of any Material Amendment, and in each case, shall provide a copy of any agreement with respect thereto to the Rights Agent. The Rights Agent will promptly, and in any event, within ten (10) Business Days of receipt of any CVR Product License or Material Amendment, send each Holder at its registered address a copy thereof.

Section 4.4         CVR Product Licenses(a). Parent shall, and shall cause its Affiliates, to promptly provide the Rights Agent written notice in the event that the CVR Product License expires or otherwise terminates.

Section 4.5         Books and Records. Parent shall, and shall cause its Affiliates (including the Surviving Company) to, keep true, complete and accurate records in sufficient detail to enable the Holders, and their consultants and professional advisors (including the Independent Accountant) to confirm the accuracy of the CVR Payment Amounts payable under this Agreement (including the corresponding Net Sales and License Proceeds (as applicable) reported by Parent).

Section 4.6         Audits.

(a)            In the event that the Acting Holders reasonably believe that CVR License Proceeds or Royalties should have been paid, upon the written request of the Acting Holders provided to Parent no later than forty-five (45) days in advance, Parent shall permit, and shall cause its subsidiaries (including the Surviving Company) to permit, an independent certified public accounting firm of nationally recognized standing designated by the Acting Holders (the “Independent Accountant”) to have access during normal business hours and using reasonable efforts to avoid disruption to Parent of its Affiliates business, to those books and records of Parent or its Affiliates (including the Surviving Company) as may be reasonably necessary to verify the accuracy of the CVR Payment Amounts payable under this Agreement, including all documents and materials (whether written, electronic or otherwise) reasonably requested by such Independent Accountant in connection with the foregoing (such materials, the “CVR Verification Materials). Parent shall, and shall cause its Affiliates (including the Surviving Company) to, reasonably cooperate with each such audit, including by furnishing the Independent Accountant with such CVR Verification Materials as the Independent Accountant may reasonably request. Audits conducted pursuant to this Section 4.6 shall be conducted no more than once per year unless the Acting Holders has a good faith reason to believe that the Parent or its Affiliates failed to comply with its obligations hereunder. The Independent Accountant shall prepare a written report based on each such audit, a copy of which shall be sent or otherwise provided to Parent at the same time that it is sent or otherwise provided to the Acting Holders, and such report shall contain the conclusions of the Independent Accountant with respect to the accuracy of the License Proceeds, CVR License Proceeds, Net Sales, Royalties and CVR Payment Amounts, and the accuracy and completeness of the applicable CVR Verification Materials, together with the details that support such findings. The opinion of the Independent Accountant shall be binding on Parent and the Acting Holders, other than in the case of fraud or manifest error.

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(b)            If the Independent Accountant concludes CVR License Proceeds or Royalties were owed to the Holders during the applicable calendar year, and such CVR License Proceeds or Royalties were not paid to the Holders in accordance with the terms hereof, Parent shall pay, in cash (notwithstanding anything to the contrary herein), to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable CVR License Proceeds or Royalties (as applicable), plus interest on such CVR License Proceeds at three (3) percentage points above the “prime rate” of interest as published in the Money Rates section of the Wall Street Journal (or successor thereto) calculated from when the CVR License Proceeds or Royalties should have been paid (if Parent had given notice of the CVR License Proceeds or Royalties following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement, as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). The CVR Shortfall shall be paid by Parent within ten (10) days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s written report (as described in Section 4.6(a)). The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

ARTICLE V

AMENDMENTS

Section 5.1         Amendments without Consent of Holders.

(a)            Without the consent of any Holders or the Rights Agent, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 6.3.

(b)            Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

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(i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein pursuant to Section 3.3;

(ii)            to evidence the succession of another Person as the successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(iii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(vi)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

(c)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2         Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of not less than sixty-six percent (66%) of the outstanding CVRs:

(i)             modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of CVR License Proceeds, CVR Product, CVR Product License, First Commercial Sale, First Commercial Sale Milestone, First Commercial Sale Milestone Amount, CVR Payment Amount, Net Sales, Royalty Term or Royalties;

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(ii)            reduce the number of CVRs; or

(iii)           modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all other Holders, without the prior written consent of the affected Holder.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3         Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. Any purported amendment to this Agreement not made in accordance with this Article V shall be void ab initio and be of no force or effect.

Section 5.4         Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1         Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[●]

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With a copy to:

[●]

If to Parent, to it at:

Zymeworks Inc.
114 East 4th Avenue, Suite 800
Vancouver, BC, Canada V5T 1G4

Attention:              [***]

Email:                      [***]

with a copy to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116

Attention:              Graham Robinson

Rachael G. Coffey

Dan Li

Email:                      graham.robinson@kirkland.com;

rachael.coffey@kirkland.com

dan.li@kirkland.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2         Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3         Parent Successors and Assigns; Change of Control. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliate(s) of Parent or to any purchaser or exclusive licensee of all or substantially all rights to the CVR Product, including in connection with a Change of Control of Parent (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees in compliance with this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against each Assignee, and this Agreement shall not restrict Parent’s or any of its Affiliates’ or Assignee’s ability to merge or consolidate, subject to compliance with this Section 6.3 to the extent there is an applicable assignment in connection with such merger or consolidation. Each of Parent’s non-Affiliate Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Any attempted assignment of this Agreement or any transfer of its rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4         Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

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Section 6.5         Governing Law.

(a)            This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)            Each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Section 6.5(b)(i), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process in English upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

(c)            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.6         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7         Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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Section 6.8         Termination. This Agreement will terminate and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent prior to the effectiveness of such termination), and no payments will be required to be made, upon the earlier to occur of (a) the License Expiration Date, if no CVR Product License has been executed, and the First Commercial Sale Milestone has not occurred, as of or prior to such date and (b) the expiration or termination of all CVR Product Licenses executed as of or prior to the License Expiration Date. No termination shall affect the Holders’ rights to any payment accrued prior to the effective date of such termination.

Section 6.9           Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, labor disputes or strikes (other than with respect to the affected party and its Affiliates), war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.10         Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the amount and terms of fees for services, any CVR Product License (or amendment thereto) or the RP Agreement (or amendment thereto), shall remain confidential and shall be used solely to perform their respective obligations under this Agreement, and shall not be voluntarily disclosed to any other Person, except as may be required by applicable Law. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary and to be used solely to perform its duties and obligations under this Agreement if such disclosure is not prohibited by applicable Law.

Section 6.11         Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to the CVRs.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZYMEWORKS INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

EXHIBIT B

Plan of Merger

THERAVANCE BIOPHARMA, INC.

–and–

ZYMEWORKS MERGER SUB 1

Plan of Merger

Dated [date]

Table of Contents

PAGE

1.	Definitions and Interpretation	1
2.	Plan of Merger	1
3.	Approvals	4
4.	Termination and Amendment	4
5.	Counterparts	4
6.	Governing Law	4

Appendices

Schedule 1.	Merger Agreement	Schedule 1 - 1

Schedule 2.	Memorandum and Articles of Association of the Surviving Company	Schedule 2 - 1

i

THIS PLAN OF MERGER is made on [date] BETWEEN

(1)	THERAVANCE BIOPHARMA, INC., an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company); and

(2)	[ZYMEWORKS MERGER SUB 1, an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at c/o Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Merging Company), (together the Constituent Companies).

Whereas

(A)	The board of directors of the Surviving Company and the sole director of the Merging Company have approved the merger of the Constituent Companies, with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of the agreement and plan of merger dated June 28, 2026 among Zymeworks Inc, the Surviving Company and the Merging Company (the Merger Agreement) and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part 16 of the Companies Act (as revised) of the Cayman Islands (the Companies Act).

(B)	The shareholders of the Surviving Company and the sole shareholder of the Merging Company have approved this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed hereto as Schedule 1.

2.	Plan of Merger

2.1	Constituent Companies

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Theravance Biopharma, Inc.

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2.2	Registered Office

(a)	Immediately prior to the Effective Time:

(i)	The registered office of the Surviving Company is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

(ii)	The registered office of the Merging Company is at c/o Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.

2.3	Authorized and Issued Share Capital

(a)	Immediately prior to the Effective Time:

(i)	The authorized share capital of the Surviving Company was US$2,002.30 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00001 each and 230,000 Preferred Shares of a nominal or par value of US$0.00001 each;

(ii)	[●] Ordinary Shares were issued and outstanding, and [●] Ordinary Shares were held by the Company in its treasury; and

(iii)	No Preferred Shares were issued and outstanding;

(b)	Immediately prior to the Effective Time:

(i)	The authorized share capital of the Merging Company was $50,000.00 divided into 50,000 ordinary shares of a par value of $1.00 each; and

(ii)	1 ordinary share was issued and outstanding.

(c)	At the Effective Time, the authorized share capital of the Surviving Company shall be increased from US$2,002.30 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00001 each and 230,000 Preferred Shares of a nominal or par value of US$0.00001 each to

$50,000.00 divided into 50,000 ordinary shares of a nominal or par value $1.00 each,

by:

(i)	the decrease in the authorized share capital by cancellation of the unissued Preferred Shares of a nominal or par value of US$0.00001 each:

from US$2,002.30 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00001 each and 230,000 Preferred Shares of a nominal or par value of US$0.00001 each to US$2,000.00 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00001 each;

(ii)	the consolidation of the authorized Ordinary Shares:

from US$2,000.00 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.00001 each to US$2,000.00 divided into 2,000 Ordinary Shares of a nominal or par value of US$1.00 each;

(iii)	the increase in the authorized share capital by the creation of an additional 48,000 Ordinary Shares of a nominal or par value of US$1.00 each:

from US$2,000.00 divided into 2,000 Ordinary Shares of a nominal or par value of US$1.00 each to US$50,000.00 divided into 50,000 Ordinary Shares of a nominal or par value of US$1.00 each; and

(iv)	the redesignation of the authorized share capital:

from US$50,000.00 divided into 50,000 Ordinary Shares of a nominal or par value of US$1.00 each to US$50,000.00 ordinary shares of a nominal or par value of US$1.00 each, having the rights and subject to the restrictions set out in the M&A (as defined below).

2.4	Effective Time

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar, unless the Constituent Companies shall deliver a notice to the Registrar signed by a director of each Constituent Company specifying a later date in accordance with section 234 of the Companies Act in which case the Merger shall be effective on the date specified in such notice to the Registrar (the Effective Time).

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2.5	Terms and Conditions

The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

2.6	Registered Office and Share Rights

From the Effective Time:

(a)	The registered office of the Surviving Company shall be at c/o Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands;

(b)	the memorandum of association and the articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed hereto as Schedule 2 (the M&A); and

(c)	the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the M&A.

2.7	Property

At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as each of the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.8	Directors’ Interests in the Merger

(a)	The names and addresses of the Director(s) of the Surviving Company after the Merger becomes effective are as follows:

(i)	[name] of [address]; and

(ii)	[name] of [address].

(b)	No amounts or benefits are or will be paid or become payable to any director of either of the Constituent Companies consequent upon the Merger.

2.9	Secured Creditors

(a)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

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3.	Approvals

3.1	This Plan of Merger has been approved by the Boards of Directors of both of the Constituent Companies pursuant to section 233(3) of the Companies Act.

3.2	This Plan of Merger has been authorized by the shareholders of both of the Constituent Companies pursuant to section 233(6) of the Companies Act.

3.3	Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that one of its Directors will, give, execute and file with the Registrar of Companies of the Cayman Islands such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger.

4.	Termination and Amendment

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated or amended in accordance with the terms of the Merger Agreement.

4.2	This Plan of Merger may be amended by the Board of Directors of both of the Constituent Companies to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and/or

(b)	effect any other changes to this Plan of Merger which the directors of both of the Constituent Companies deem advisable; provided that such changes do not materially adversely affect any rights of the shareholders of either of the Constituent Companies, as determined by the directors of the respective Constituent Companies.

5.	Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by email (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

6.	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2	Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

[Signature Page Follows]

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IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

Name:	)
Executed for and on behalf of	)
THERAVANCE BIOPHARMA, INC.	) )
)
by its director	)	(Director)
Name:	)
Executed for and on behalf of	)
ZYMEWORKS MERGER SUB 1)
by its director	)	(Director)

[Signature Page to Plan of Merger]

Schedule 1. Merger Agreement

Schedule 1 - 1

Schedule 2. Memorandum and Articles of Association of the Surviving Company

Schedule 2 – 1

EXHIBIT C

FINAncing REorganization

1.	Definitions

For the purposes of this Exhibit C:

“Auditor’s Report” means a report in the form described in section 208 of the CA2014, to be rendered by the SAP Auditor in connection with any SAP Declaration made for any Restricted Activity that constitutes a capital reduction for the purposes of section 84 of the CA2014;

“Relevant Sum” means an amount equal to the total proceeds of the Financing less the amount of the intercompany indebtedness repaid in cash as described in paragraph 3.3(k)(i);

“Reorganization Steps” means the steps specified in paragraph 3 of this Exhibit C, as may be amended or supplemented from time to time by Parent and the Company in writing and approved in writing in advance by the Financing Sources;

“Restricted Activity” means any aspect of the Financing or Alternative Financing or the payment of the Per Share Merger Consideration (or any intermediate or relates steps taken in connection with each of the foregoing) that may constitute financial assistance contrary to Section 82 of the CA2014 or a capital reduction within the meaning of Section 84 of the CA2014;

“SAP Auditor” means a person chosen by the Company, after consultation with Parent and after considering any representations made by Parent to the Company in good faith, that is qualified to be a statutory auditor of TBIL that is instructed by TBIL to prepare the Auditor’s Report;

“SAP Declaration” means (i) in connection with any SAP undertaken with respect to a Restricted Activity that constitutes financial assistance within the meaning of section 82 of the CA2014, a declaration in the form described in section 203 of the CA2014 and (ii) in connection with any SAP undertaken with respect to a Restricted Activity that constitutes a capital reduction within the meaning of section 86 of the CA2014, a declaration in the form described in section 204 of the CA2014, in each case in form and substance as is reasonably satisfactory to Parent and Company (each acting reasonably); and

“SAP” means the summary approval procedure pursuant to Chapter 7 of Part 4 of the CA2014, to be undertaken in connection with any Restricted Activity.

2.	Reorganization Covenants

2.1	The Company and Parent shall each use reasonable best efforts to, and shall cause each of their respective subsidiaries and Affiliates to use reasonable best efforts to take the actions necessary to implement the Reorganization Steps on or prior to the Effective Time, provided that no Restricted Activity shall take place prior to the SAP having been undertaken.

2.2	The Company shall use its reasonable best efforts to, and shall cause its subsidiaries and Affiliates to, use reasonable best efforts to:

(a)	as soon as practicable following the date of this Agreement, instruct the SAP Auditor to render the Auditor’s Report;

(b)	promptly furnish on request to the SAP Auditor all financial and other information as may reasonably be required and are in its possession or reasonable procurement, and otherwise render such assistance as may be reasonably requested by the SAP Auditor, to enable the preparation and delivery of the Auditor’s Report; and

(c)	promptly furnish on request to the persons appointed as directors of the board of directors of TBIL in accordance with paragraph 3.3(a) all financial and other information as may be reasonably required and are in its possession or reasonable procurement to enable those persons to be appointed as directors of the board of directors of TBIL in accordance with paragraph 3.3(a) to:

(i)	make the SAP Declarations;

(ii)	in connection with the transactions specified in paragraph 3.3(k), to determine the amount of TBIL’s profits available for distribution and TBIL’s solvency.

2.3	Parent shall procure that:

(a)	those directors appointed to the board of TBIL in accordance with paragraph 3.3(a) take no action in their capacity as directors of TBIL, other than to:

(i)	approve all corporate actions of TBIL necessary or desirable to implement the Reorganization Steps and to otherwise consummate the Financing or an Alternative Financing (including approving the Restricted Activities);

(ii)	make the SAP Declarations at a duly constituted meeting of the board of directors of TBIL; and

(iii)	with the prior written consent of the Company (such consent not to be unreasonably withheld or conditioned), do such acts and things and agree and execute for and on behalf of TBIL all such other agreements, deeds, certificates, notices and other documents as any such director or directors consider necessary in connection the transactions contemplated by the Financing and this Agreement;

(b)	if the Effective Time does not occur within one hundred and twenty (120) minutes of their appointment to the board of directors of TBIL, that such directors resign as directors and immediately notify TBIL of such resignation; and

(c)	to the extent reasonably requested by the SAP Auditor, promptly furnish on request to the SAP Auditor all financial and other information, including, but not limited to, projections and other forward looking financial information relating to TBIL following the Effective Time as may reasonably be required and are in its possession or reasonable procurement, and otherwise render such assistance as may be reasonably requested by the SAP Auditor, to enable the preparation and delivery of the Auditor’s Report.

2.4	From the time that the changes to the board of directors of TBIL specified in paragraph 3.3(a) take effect until the earlier of (x) the expiry of the time period specified in paragraph 2.3(b) or (y) the Effective Time, the Company shall not exercise any power to appoint or remove any directors to or from the board of TBIL, without the prior written consent of Parent.

3.	Reorganization Steps

3.1	At least fifteen (15) Business Days prior to the Closing, Parent shall deliver to the Company forms of all the documents referenced in this Section 3 of Exhibit C that are in form and substance satisfactory to the Financing Sources.

3.2	At least five (5) Business Days prior to the Closing:

(a)	TBIL shall at the Parent’s cost and expense incorporate or form (or cause to be incorporated or formed) (x) a new special purpose vehicle as a wholly owned subsidiary of TBIL that is organized as a statutory trust under the laws of Delaware (the “Trust SPV”) and (y) a new special purpose vehicle as a wholly owned subsidiary of TBIL, organized as a limited liability company under the laws of Delaware (the “LLC SPV”) to be the trustee of the Trust SPV, each in a form and with such organizational documents containing special purpose entity provisions, including limited purpose, separateness covenant and provisions requiring consent of an independent director, manager or trustee prior to the commencement of a bankruptcy or insolvency, and other terms on forms delivered to the Company pursuant to Section 3.1 of this Exhibit C;

(b)	Trust SPV and LLC SPV shall enter into an administration agreement with Parent or one of its subsidiaries for the purposes of administering and managing Trust SPV and LLC SPV, on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C; and

(c)	TBIL shall contribute an amount of $2,000 in cash to the Trust SPV to hold for Trust SPV’s own account in exchange for the issuance by Trust SPV of a new separate class Y interest to TBIL

3.3	Immediately prior to the Closing, Parent shall certify to the Company in writing (email being sufficient) that all conditions to Closing under Section 7.2 of this Agreement have been satisfied or waived and that Parent is willing and able to consummate the Merger and the other transactions contemplated by this Agreement, and immediately following and subject to the provision of such certification by Parent to the Company:

(a)	all directors comprising the board of directors of TBIL shall resign pursuant to letters of resignation on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C and those persons specified by notice in writing to the Company in advance by Parent shall be appointed to the board of TBIL;

(b)	following the changes to the board described in paragraph (a), a duly constituted meeting of the board of directors of TBIL shall be convened to approve all corporate actions of TBIL necessary or desirable to implement the Reorganization Steps and otherwise consummate the Financing or an Alternative Financing, including approving the Restricted Activities provided in the case of an Alternative Financing such actions do not and are not likely to, in the reasonable opinion of the Company, have a material adverse effect on the financial or tax position of TBIL, relative to the Financing;

(c)	the SAP Auditor shall render the Auditor’s Report;

(d)	at such board meeting, the requisite number of directors of TBIL appointed pursuant to paragraph (a) shall make the SAP Declarations;

(e)	one ordinary share with a nominal value of €1.00 shall be allotted and issued to the Company, being TBIL’s sole member, as a bonus share (the “Bonus Share”), paid up in full, as to its nominal value and premium, by the capitalization and application of the balance of the capital contribution reserve account of TBIL;

(f)	the duly executed SAP Declarations and the Auditor’s Report shall be appended to a written resolution of the sole member of TBIL, on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C, authorizing and approving each Restricted Activity for the purposes of section 202 of the CA2014, and such written resolution shall be duly executed by a duly authorized signatory of the Company;

(g)	each of Trust SPV, LLC SPV, TBIL, TBUS, TABI, RDIP, Parent, TBPH and TBUH shall enter into the definitive documentation for the Financing, which shall be effective simultaneously with and conditioned upon the occurrence of the Closing;

(h)	TBIL shall sell, transfer, assign, convey, contribute and deliver (or cause to be sold, transferred, assigned, conveyed, and delivered) to the Trust SPV all of its right, title, and interest in and to the Transferred Assets (as defined in the Financing Commitments) (the “Asset Transfer”), free and clear of all Liens, such transfer to be effected on arms’ length terms and in compliance with all applicable Law pursuant to a Contribution, Purchase and Sale Agreement on the form delivered to the Company pursuant to Section 3.1 of this Exhibit C and shall take all steps and execute all documents as may be reasonably necessary to effect and consummate the transactions contemplated by such Contribution, Purchase and Sale Agreement;

(i)	TBIL and TBUS shall terminate the License Agreement, effective as of June 29, 2017, by and between TBIL and TBUS, and enter into one or more services agreement on forms delivered to the Company pursuant to Section 3.1 of this Exhibit C that provides for TBUS to perform the services and other obligations required to be performed by TBIL under the Development and Commercialization Agreement (the “Collaboration Agreement”), dated as of January 30, 2015, by and between TBIL (as assignee of TBRD) and Mylan Ireland Limited (the “Collaboration Partner”), as amended by Amendment No. 1 to the Development and Commercialization Agreement, dated as of June 12, 2019, and to enable TBUS to continue performing its obligations under the Co-Promotion Agreement, dated as of June 29, 2017, by and between TBUS and Collaboration Partner;

(j)	TBIL and TBUS shall deliver an irrevocable instruction letter to the Collaboration Partner on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C directing the Collaboration Partner to make all payments under the Collaboration Agreement payable to the Trust SPV from and after the Closing Date as required pursuant to the Financing Commitment;

(k)	(i) all intercompany indebtedness owing by TBIL to the Company shall be (A) repaid in cash with proceeds of the Financing or (B) cancelled and extinguished and (ii) except as set forth in clause (i), all intercompany indebtedness owing by TBIL, TBUS, TABI and RDIP to the Company or any of its subsidiaries (other than TBIL, TBUS, TABI and RDIP) shall be cancelled and extinguished, in each case in respect of clauses (i) and (ii), in a form and substance satisfactory to Parent and the Financing Sources; provided that whether any intercompany indebtedness is repaid, in cash, or cancelled and extinguished under this clause (k) shall be subject to the sole and absolute discretion of the Financing Sources; and

(l)	Following application of the proceeds of the Financing pursuant to clause (k) (if any), in the sole and absolute discretion of the Financing Sources, either (i) TBIL shall first apply the Relevant Sum, to the extent permitted by law, to redeem the Bonus Share for its nominal value plus premium and to the extent that the Relevant Sum exceeds the amount which TBIL is permitted by law to apply to redeem the Bonus Share, the Company and TBIL shall enter into an intercompany loan agreement on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C pursuant to which TBIL will immediately lend such amount of the Relevant Sum to the Company or (ii) the Company and TBIL shall enter into an intercompany loan agreement on a form delivered to the Company pursuant to Section 3.1 of this Exhibit C pursuant to which TBIL immediately lends such amount of the Relevant Sum to the Company.

3.4	As soon as practicable following the Closing, all necessary public filings required to be made for the SAP shall be filed with the Companies Registration Office of Ireland.